UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ALBEMARLE CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that Albemarle Corporation’s 2016 Annual Meeting (the “Meeting”) of Shareholders will be held at The Ritz Carlton, 201 East Trade Street, Charlotte, North Carolina 28202, on Tuesday, May 10, 2016, at 7:00 a.m., Eastern Time, for the following purposes:

1.	To approve the non-binding advisory resolution approving the compensation of our named executive officers;

2.	To elect the eleven nominees named in the accompanying Proxy Statement to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To conduct any other business which may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on Friday, March 11, 2016, are entitled to receive notice of and vote at the Meeting.

UNLESS YOU PROVIDE SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE, BROKERS MAY NOT VOTE YOUR SHARES OF COMMON STOCK ON THE NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS OR THE ELECTION OF DIRECTORS.

To ensure your vote is counted, you are requested to vote your shares promptly, regardless of whether you expect to attend the Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately tabulated. In addition, by using the Internet or telephone, you help reduce the Company’s postage and proxy tabulation costs. If you are voting by Internet or telephone, please do not return the enclosed paper ballot. You may also vote by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

If you are present at the Meeting, you may vote in person even if you already have voted your proxy by Internet, telephone or mail. Seating at the Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Karen G. Narwold, Secretary

March 28, 2016

Albemarle Corporation | Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement. In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company” and “Albemarle” refer to Albemarle Corporation, a Virginia corporation.

Notice and Access

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. We are focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting. If you want more information, please see the Questions and Answers about this Proxy Statement and the Meeting starting on page 65.

Voting Matters

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

Proposal	Board Vote Recommendation
Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR

Election of Directors	FOR each Nominee

Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2016	FOR

Governance

The Company believes that good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Our Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain corporate governance practices and certain facts about the Board of Directors:

10 of our 11 Director Nominees and all Incumbent Committee Members are Independent	No Supermajority Voting Provisions	Stock Ownership Guidelines for Executives and Directors Higher Than Peer Group

Annual Election of all Directors	Annual “Say-on-Pay” Advisory Votes	Policies Prohibiting Hedging, Short Sale and Pledging Company Stock

Separate CEO and Chairman; Independent Chairman	Board and Committee Authority to Retain Independent Advisors	Pay-for-Performance Philosophy

Active Shareholder Engagement	Regular Executive Sessions of Independent Directors	No Shareholder Rights Plan (Poison Pill)

Annual Board and Committee Evaluation Process	Risk Oversight by Full Board and Committees	Robust Code of Ethics

Resignation Policy for Directors Not Receiving Majority Approval	Longstanding Commitment to Sustainability and Corporate Responsibility	Compensation Recovery Policy (Clawback Policy)

Average Director Tenure of 5 Years	Average Director Age of 63	Median Director Age of 67

Compensation and Business Highlights

•	Consummated transformative acquisition of Rockwood Holdings, Inc., with synergy-related savings of $60 million achieved in 2015

•	Generated $521 million in adjusted free cash flow in 2015

•	Disposition of non-core Metal Sulfide and Minerals businesses, with proceeds reducing net debt to approximately $3.3 billion in February 2016

•	Actions taken that are expected to allow for the increase in our production capacity of lithium carbonate from 44,000 metric tons in 2015 to more than 70,000 metric tons by the end of the decade

•	Increased regular quarterly dividend by 5% to $0.29 per share

•	Pay strongly aligned with Company performance

•       86% of CEO target total direct compensation is incentive-based

•       CEO target incentive-based compensation has heavy emphasis on long-term incentives, which make up 81% of incentive-based compensation

•       CEO compensation over a three-year period shows a strong correlation between realizable pay and total shareholder return relative to our peer group

• Compensation incentives aligned with strategic value creation goals of achieving Rockwood synergies, growing adjusted EBITDA and generating free cash flow

•	Extensive outreach to shareholders in 2015 so as to understand and address issues of importance

COMPENSATION DISCUSSION AND ANALYSIS

The following pages of our proxy statement describe Albemarle’s executive compensation program and the compensation decisions made by the Executive Compensation Committee (for purposes of this Compensation Discussion and Analysis Section, the “Committee”) for our named executive officers listed below.

NEO	Title
Luther C. Kissam IV	President and Chief Executive Officer
Scott A. Tozier	Senior Vice President, Chief Financial Officer
Karen G. Narwold	Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary
Matthew K. Juneau	Senior Vice President, Corporate Strategy & Investor Relations
Susan M. Kelliher	Senior Vice President, Human Resources

EXECUTIVE SUMMARY

Compensation Program Highlights

•	Long-Term Awards Based on Relative Total Shareholder Return[1] (“TSR”)

•	Focused Peer Group of similarly-sized companies

•	Long Performance Period for our Long-Term Incentive Plan (“LTIP”) of three years, in line with peer group companies

•	Performance Metrics Aligned with our peer group and our long-term goals

Our Strategic Focus: Consistent Growth and Free Cash Flow Generation

The successful acquisition of Rockwood in 2015 marked a significant milestone for our Company, positioning us as one of the world’s premier specialty chemicals companies. This transaction has created a platform of businesses with leading global positions and attractive growth prospects that we believe positions us to deliver consistent, predictable earnings growth for our shareholders and generate superior cash flow.

Aligning Our Incentives With Our Strategy and Shareholder Interests

It is a priority to ensure that our executive compensation program is strongly aligned with shareholder interests and our business strategy. This means keeping the foundation of our program focused on performance-based pay that supports our strategy and the related metrics of TSR, Adjusted EBITDA and Adjusted Free Cash Flow, with a variable (“at-risk”) pay percentage higher than that of our peers.

Our Value Creation Strategy

•       Seamless, effective integration of Rockwood acquisition that achieves our synergy targets

•       Consistent adjusted EBITDA[2] growth

•       Strong adjusted free cash flow[3] generation to drive rapid deleveraging, investment in organic growth, return of capital to shareholders and bolt-on acquisitions in our core businesses

[1]	“TSR” is calculated by dividing the (a) the sum of the value of reinvested dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s shares at the beginning of the performance period.
[2]	Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for special items.
[3]	Adjusted Free Cash Flow is defined as Net Cash from Operations, adding back pension and post-retirement contributions and subtracting capital expenditures.

•	Shareholder Alignment: In May 2015, the Company held our annual shareholder advisory vote to approve the compensation paid to our named executive officers in 2014, which resulted in approximately 66% of the votes cast approving such compensation. The Committee considered the results of the advisory vote in reviewing our executive compensation program with Pearl Meyer (“PM”), its outside independent compensation consulting firm.

In light of this vote, and in consultation with PM, in the fall of 2015 we engaged with many of our largest institutional shareholders. The main objective and sole agenda item for such meetings was to better understand their specific concerns on governance and executive compensation, and to provide us with a basis for further evaluation of our practices in these areas. We also asked for investor feedback on our current compensation program design and practices, as well as on some of the changes we were considering for 2016 based on the recommendations of PM. This initiative was led by a group of senior officers of the Company, acting on behalf, and at the request, of the Committee. We reached out to shareholders representing 63% of our outstanding shares, and had follow-up calls with shareholders representing 32% of our outstanding shares. This extensive outreach reflects our commitment to understand and address key issues of importance to our shareholders.

Many of our shareholders have different methodologies and processes for evaluating compensation programs, however, a number of common themes emerged, which included the simplification and re-prioritization of our compensation disclosure, as well as specific compensation-related suggestions described in the table that follows under the caption “Shareholder Feedback.”

In considering shareholder comments, evolving business needs and PM’s recommendations, and in furtherance of our desire to continue to link executive pay to performance, for fiscal 2016 the Committee made several changes to our executive compensation program. These changes are highlighted below.

Shareholder Feedback	Changes to our Executive Compensation Program

Peer Group

•       We previously used the Dow Jones Chemical Index Companies as our peer group. We used this index in order to have a consistent, recognizable peer group.

•       Although we focused on the median within the Dow Jones Chemical Index, which was comparable to our revenue size, our shareholders criticized us for including in our peer group companies much larger in size.

•       The shareholders we spoke with support using a peer group that is more closely aligned with our revenue size.

•       We recognized that the largest and smallest companies in the index were not representative of our Company’s size. Accordingly, we decided to use a smaller peer group with an individual member revenue size, as well as a revenue median, that is more representative of our revenue size.

•       We now intend to use this new peer group to benchmark our compensation programs.

Shareholder Feedback	Changes to our Executive Compensation Program

Annual Incentive Plan (“AIP”)

•      We intend to use the following plan metrics and weighting: Adjusted EBITDA (60%), Adjusted Free Cash Flow (30%) and Stewardship (10%).

•      The shareholders we spoke with not only support our plan metrics and weighting, they also support the alignment of the related performance range and caps on compensation with those of our peers.

•      We intend to align threshold and maximum financial performance to the range used by our new peer group.

          •     Threshold financial performance for 2016 is defined as 90% of target and we do not pay bonuses if threshold financial performance is not surpassed.

          •     Maximum financial performance for 2016 is set as 110% of target and bonuses are capped at a maximum of 200% of target level bonuses.

Long-Term Incentive Plan (“LTIP”)

•      The shareholders we spoke with generally support a change in LTIP mix to include time vesting Restricted Stock Units (“RSUs”) and changes in vesting to more closely conform to the terms of our new peer group.

•      We intend to change the LTIP mix of Performance Share Units (“PSUs”), Stock Options and RSUs to better align with our new peer group and to increase the retention impact of the LTIP program while maintaining a focus on rewards based on performance.

•      The shareholders we spoke with generally did not support the Special One-Time Working Capital LTIP Award we granted in 2014. They do not support special equity grants, but are more supportive of modest, special cash programs to achieve well-defined goals.

LTIP Mix
Year	PSUs	Stock Options	RSUs
2015	60%	40%	—
2016	50%	25%	25%

• The shareholders we spoke with support the continued use of TSR as a performance metric.	• With the change in LTIP mix, we are also aligning the length of our vesting period more closely with, while still exceeding, that of our peer group, thereby providing a stronger retention mechanism.

LTIP Vesting
Year	PSUs	Stock Options	RSUs
2015	50% vesting at the end of each of years 3 and 4	Ratably in equal thirds on the 3rd, 4th and 5th anniversary of the grant	N/A
2016	50% vesting at the end of each of years 3 and 4	Cliff vesting after 3 years	50% vesting at the end of each of years 3 and 4

Shareholder Feedback	Changes to our Executive Compensation Program

•       No special equity grants have been made since 2014. We do not anticipate making special equity grants in future years. We did enact a modest special cash grant program in 2015 targeted to achieving important synergies related to the integration of our Rockwood acquisition. (See the description of the Synergy Bonus Plan below.) Our CEO will not participate in this plan.

•       Our PSUs are based on relative TSR, and we expect them to continue to be based on relative TSR in the future. In line with our peer group, we continue to use performance at the 25th percentile of relative TSR as our threshold, and performance at the 75th percentile of relative TSR as our maximum. Similar to our peer group, threshold performance results in a payout opportunity of 25%, and performance at the maximum level results in a payout opportunity of 200%.

•	Strategic Alignment. Consistent with our value creation strategy, a substantial portion of our compensation is conditioned on the achievement of our goals of growing Adjusted EBITDA and generating Adjusted Free Cash Flow, as described above. In addition, on May 4, 2015, the Committee established targets for a special cash incentive program (the “Synergy Bonus Plan” and related “Synergy Bonuses”) for the achievement of at least $100 million in annual cost synergies related to the integration of our acquisition of Rockwood during fiscal year 2016 that are also determined to be recurring at the end of 2016. The maximum aggregate amount of the Synergy Bonuses payable to all participants is $7 million. Our CEO, Luther Kissam, is not eligible to participate in the Synergy Bonus Plan. See “What is the purpose and what are the key features of the Synergy Bonus Plan” on page 19 below.

Pay for Performance: 2015 Compensation Outcomes

For 2015 compensation, our executive compensation program resulted in rewards consistent with our business achievements and the contributions of our named executive officers.

Specifically, AIP awards were based on a Company performance score of 100.3% (with payouts ranging from 85%-148% of target based on individual performance modifiers). This was the result of a shortfall in our Adjusted EBITDA for the year, above target Adjusted Free Cash Flow and above target performance with respect to stewardship goals.

CEO Pay At-A-Glance: Realizable Pay Relative Degree of Alignment

The amounts reported in the Summary Compensation Table for each of our named executive officers include the estimated values of LTIP awards at the time of grant based on applicable rules. The Committee believes that these values reflect a pay opportunity that is commensurate with median levels among our peer group. It is also important to the Committee that 50% or more of the value associated with LTIP awards is based on relative peer group performance in such a way that realizable values are reflective of the Company’s performance.

An important measure that the Committee utilizes to assess whether the value associated with LTIP awards is based on relative peer group performance is Realizable Pay Relative Degree of Alignment (“RPRDA”). This measure addresses the question: Is realizable pay commensurate with the performance achieved by shareholders, relative to our peer group?

The measure compares the percentile ranks of the Company’s three-year realizable pay and three -year TSR performance, relative to the peer group. The RPRDA is equal to the difference between the ranks: the combined performance rank minus the combined pay rank.

Realizable pay captures the following elements of compensation for the three-year period:

•	Base salary in the year it is earned;

•	Annual incentive compensation paid in the year it is earned; and

•	“In-the-money” value of outstanding equity awards, calculated based on stock price at year-end 2015 rather than the grant date fair value. The use of an end-of-year stock price directly correlates the value of an executive’s equity with the return our shareholders receive from investing in our common stock over the same period.

The following chart shows Mr. Kissam’s RPRDA (calculated based on compensation data that is available for fiscal years 2012-2014). It shows:

•	Our three-year TSR at the 28th percentile of the peer group;

•	Mr. Kissam’s realizable pay at the 29th percentile of the peer group; and

•	RPRDA of -1%, demonstrating a high degree of alignment between realizable pay and TSR over the three-year period.

THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL

What are our compensation principles?

The Committee designs and oversees the Company’s compensation policies and approves compensation for our CEO and our other named executive officers. Our overarching goal is to create executive compensation plans that incent and are aligned with the creation of sustained shareholder value. To accomplish this, our plans are designed to:

Support our Business Strategy – We align our programs with business strategies focused on long-term growth and sustained shareholder value. Our plans provide incentive to our executives to overcome challenges and exceed our Company goals.

Pay for Performance – We ensure that a large portion of our executive pay is dependent upon the achievement of specific corporate, business unit and individual performance goals. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

Pay Competitively – We set target compensation to be at or around the market median relative to the companies that make up our peer group.

What are our compensation objectives?

In designing our compensation plans, our objectives are to:

•	Drive superior business and financial performance – we build programs that provide incentive to our named executive officers to achieve or exceed goals.

•	Attract, retain and motivate the right people in the right job – we reward our named executive officers who perform at a high level.

•	Align our named executive officers’ interests with the long-term interests of our shareholders by building the opportunity for significant ownership of Company stock into our pay programs.

•	Focus on the long-term – our LTIP is focused on multi-year results.

•	Create balanced program elements that discourage excessive risk-taking.

As noted in the Executive Summary, we applied these principles and objectives in 2015 to change our 2016 programs to best fit with our business strategy, align with our peer group and respond to shareholder feedback.

How do we align our compensation principles and objectives with good governance practices and pay for performance?

Below is a list of things that we do and don’t do in order to ensure that our program reflects good governance practices and pay for performance.

What We Do

✓	We make performance-based compensation a significant component of each named executive officer’s total compensation, with the proportion of compensation allocated to performance-based compensation increasing with the level of responsibility.

✓	We balance short-term and long-term compensation, which discourages short-term risk-taking at the expense of long-term results.

✓	We employ longer than median vesting periods in our annual LTIP grants, which encourage executive retention and a long-term perspective.

✓	We require meaningful stock ownership for our named executive officers at levels that are above the median practice in our industry and that increase with the level of responsibility.

✓	The Committee uses an independent executive compensation consultant who reports directly to the Committee.

✓	We have a clawback policy for the recovery of performance-based compensation in the event of named executive officer misconduct related to our financial results.

What We Don’t Do

X	No excessive perquisites are provided to any named executive officer. We limit our perquisites to items that help put our named executive officers in the best position to perform their job or that are directly associated with performing their job, and limit the amounts to only what is necessary to meet those objectives.

X	No hedging, short sale or pledging transactions in our stock by our named executive officers is permitted.

X	No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity plan.

X	No excise tax gross-ups for change of control payments are provided to any employee. In early 2015, we eliminated the last of these grandfathered gross-ups from our program.

What are the components of our executive compensation program?

We provide our named executive officers with the following components of compensation:

Annual	Annual base salary and annual cash incentive opportunities.

Long-Term	LTIP awards comprised of a combination of RSUs, PSUs and stock options.

Benefits	Various health and welfare benefits, including health and life insurance, retirement benefits and savings plan.

Post-Termination Benefits	Severance and change in control benefits.

For each named executive officer, the Committee reviews and approves annually each component of compensation and the resulting total compensation. The Committee generally compares the individual components of compensation and total compensation to the median of comparable companies that the Committee selects. In setting the compensation for each named executive officer, the Committee also considers other factors, including the scope and complexity of their position, their level of performance, their skills and experience and their contribution to the overall success of the Company. As a result, we do not set compensation for our named executive officers in a manner designed to achieve a formulaic relationship with the median of selected benchmark companies.

How do we assure that our compensation program keeps our named executive officers focused on long-term success?

We assure that our compensation programs keep our named executive officers focused on the long-term success of our Company by making a substantial portion of their long-term pay subject to the achievement of specific performance measures, by requiring them to hold a significant amount of Company stock during the term of their employment, and by granting stock-based awards with multi-year vesting periods.

The performance period covered by our PSU grants is three years, with the vesting of any award earned occurring in two equal tranches – the first tranche after the end of the third year of the performance period and the second tranche on the following January 1st. RSUs typically have a minimum vesting period of three years. Our stock option grants have a longer-than market practice five-year vesting period, ratably vesting in equal thirds on the third, fourth and fifth anniversaries of the grant date. These awards reinforce the focus of our named executive officers on the long-term success of the Company by aligning their personal financial success with that of our shareholders.

Also, our PSUs are earned based on relative TSR as compared to our reference group of comparable companies. The Committee chose this measure to provide an even stronger linkage between the rewards for our leaders and the returns experienced by our shareholders, and also because this measure was thought to be well aligned with the longer three-year performance period.

Stock Ownership Guidelines

To align the interests of executives with our shareholders, the Company also has stock ownership guidelines that require the retention of shares of our common stock (“Common Stock”). Our holding requirements are expressed as both a “Fixed Number of Shares” guideline and a “Multiple of Base Salary” guideline for each named executive officer. In order to satisfy the ownership requirement, each named executive officer must meet the lesser of the two guidelines. Named executive officers are given five years to meet the holding requirements. The Committee periodically reviews the holdings of our named executive officers. As of March 28, 2016, each named executive officer either met the required guideline or was still within the five-year window before they are required to meet the guideline. Based on a 2015 review of proxy disclosures, our ownership guidelines are higher than the median ownership requirement for chief executive officers (a median of 5 x base salary) and chief financial officers (a median of 3 x base salary) disclosed by the companies that comprise our peers. The following table depicts the ownership guideline that each of our named executive officers must meet.

Name	Guideline (lesser of)
Luther C. Kissam IV	150,000 shares or 8 X base salary
Scott A. Tozier	40,000 shares or 5 X base salary
Karen G. Narwold	25,000 shares or 3 X base salary
Matthew K. Juneau	25,000 shares or 3 X base salary
Susan M. Kelliher	25,000 shares or 3 X base salary

In addition, to further align our executives with the interests of our shareholders, our insider trading policy provides for purchases and sales of our stock by named executive officers only during the 30-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel or her designee, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements. Further, the Company’s insider trading policy prohibits, among other things, Directors, officers and employees from hedging, short selling or pledging the Company’s shares.

How is competitiveness established?

The Committee structures executive compensation so that target total cash compensation and LTIP compensation opportunities are competitive with comparable positions within comparable firms.

In the past the Committee chose to use the Dow Jones Chemical Index companies as a consistent and recognizable peer group, in part because the composition of the index is determined by an independent third-party rather than by the Committee or by Company management. Although we focused on the mean of this peer group in making our compensation decisions, which was comparable to our revenue size, we recognized that the largest and smallest companies in the index were not representative of our revenue size.

Based on shareholder feedback, we now use industry and revenue as our two main indicators for determining our peers. We believe that using a smaller, industry-specific group of similarly sized companies is appropriate because it provides us with the best comparisons for competitive compensation offered by publicly held companies with similar business challenges and the type of leadership talent needed to achieve success over the long-term.

Our selected Peer Group (the “Peer Group”) consists of 18 chemical companies within the Dow Jones Chemical Index that were similarly sized as Albemarle. (If a company in the Peer Group has its common stock delisted or no longer exists as a separate entity, such company will be excluded from the Peer Group for purposes of determining performance for the remaining performance period.)

The Peer Group had median 2015 revenue of $3.82 billion, which positioned Albemarle near the median of the Peer Group. The Peer Group consisted of the following companies:

A. Schulman Inc.	Cytec Industries Inc.	Olin Corporation
Ashland Inc.	Eastman Chemical Company	PPG Industries, Inc.
Cabot Corporation	FMC Corporation	RPM International Inc.
Celanese Corporation	H. B. Fuller Company	The Mosaic Company
C.F. Industries Holdings, Inc.	Huntsman Corporation	Sigma-Aldrich Corporation
Chemtura Corporation	NewMarket Corporation	W.R. Grace & Co.

In setting base salaries, target total cash compensation and target total direct compensation, the Committee generally focuses on the median of data from the Peer Group. The Committee also relies on supplementary survey information from nationally recognized compensation surveys.

How is compensation established for our named executive officers?

The Committee does not rely exclusively on the Peer Group data or survey data in establishing target levels of compensation. The Committee also does not employ a rigid or formulaic process to set pay levels, but does utilize the Peer Group data and survey data as one of many tools to assist the Committee. In setting compensation levels, the Committee considers the following factors:

•	The competitive data (Peer Group and other survey data), focusing on the median data as a starting point;

•	Each named executive officer’s performance;

•	Each named executive officer’s scope of responsibility and impact on the Company’s performance;

•	Internal equity – a named executive officer’s compensation relative to his or her peers, direct reports and supervisors; and

•	The CEO’s recommendations for his direct reports.

Each of our named executive officers’ performance is evaluated in light of our overall financial performance (as described in greater detail below) and non-financial performance goals and strategic objectives approved by the Committee and the Board of Directors. For 2015 and 2016, as in past years, the Committee structured a compensation package for our named executive officers comprised of base salary and benefits coupled with annual and long-term incentives, which we believe provides an appropriate mix of financial security, risk and reward.

What were base salaries for 2015 and how were they determined?

Base salary provides our named executive officers with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salaries for our named executive officers other than the CEO are recommended by our CEO and are reviewed and approved by the Committee. Base salary for our CEO is recommended and approved by the Committee.

Executive Officer	2014 Year- End Base Salary	2015 Increase in Annual Base Salary	2015 Annual Base Salary
Luther C. Kissam IV	$800,000	$40,000	$840,000
President and CEO
Scott A. Tozier	$485,000	$20,000	$505,000
Senior Vice President, CFO
Karen G. Narwold	$420,000	$20,000	$440,000
Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary
Matthew K. Juneau	$385,000	$15,000	$400,000
Senior Vice President, Corporate Strategy and Investor Relations
Susan M. Kelliher	$376,000	$19,000	$395,000
Senior Vice President, Human Resources

As described above, the 2015 base salaries for each of the named executive officers were determined by the Committee in recognition of the responsibilities of their positions and their contributions to the success of the Company. Salary increases went into effect on April 1, 2015. The Committee believes that each named executive officer’s salary was reasonable and appropriate. Mr. Kissam’s base salary was increased to bring him closer to, but still well below, the competitive market median base salary of approximately $1,000,000.

What are base salaries for 2016?

The Committee reviewed and approved base salary increases for some of our named executive officers in February 2016. Such salary increases will go into effect on April 1, 2016. The annual 2016 base salaries for Mr. Kissam, Mr. Tozier, Ms. Narwold, Mr. Juneau and Ms. Kelliher will be $882,000, $505,000, $460,000, $415,000 and $395,000, respectively. Mr. Kissam’s base salary was increased to bring him closer to the competitive market median base salary. The Committee will continue their primary emphasis on aligning Mr. Kissam’s pay with our pay-for-performance philosophy and with shareholders’ interests through the use of annual and long-term incentives.

What was the purpose and what were the key features of the 2015 AIP?

The purpose of the AIP is to provide both an incentive to achieve, and a reward for achieving, the annual goals and objectives of the Company. Each year, management proposes, and the Committee evaluates and finalizes, the goals and objectives which are subsequently approved by the Board of Directors, ensuring that we are rewarding participants for achieving levels of performance that management has identified and the Board of Directors has agreed are critical to creating and sustaining long-term shareholder value.

Key features of the 2015 AIP included the following:

•	A primary emphasis on sustained Company financial performance as measured by such metrics as Adjusted EBITDA and Adjusted Free Cash Flow;

•	A quantitative assessment of our strategic achievements in areas of stewardship (safety and environmental responsibility); and

•	The recognition of individual achievements, leadership and the overall contribution of participants by making the award subject to an individual performance modifier (which can result in either an increase or a reduction in the award earned).

For 2015, the Committee established the following Company performance measures for the AIP:

Metrics	Weight
Adjusted EBITDA	60%
Adjusted free cash flow	30%
Stewardship	10%

Total	100%

Why did the Committee choose these performance metrics?

The Committee chose these performance metrics to align the AIP with the Company’s 2015 goals and objectives as established by management and the Board of Directors. The Committee chose the relative weights of the performance measures based on the Committee’s desire to emphasize financial results while maintaining an appropriate focus on non-financial objectives.

Adjusted EBITDA and adjusted free cash flow were chosen by the Committee for use in the 2015 AIP because they were considered the key measures of financial performance in the Company’s 2015 annual operating plan.

•	The level of Adjusted EBITDA aligned with the Target payout level was the 2015 operating plan amount, and represented significant growth (after adjustment for the acquired business) over 2014 Adjusted EBITDA.

•	The Committee’s focus on Adjusted Free Cash Flow was aligned with the Company’s objectives of generating cash for debt reduction and growth and the reduction of our investment in working capital to levels that were better than industry average performance.

•	Superior level objectives for both of these goals were set at levels that were believed to be realizable, but only as the result of exceptional performance.

•	Stewardship metrics were included in the AIP goal set because they are critical to the Company’s license to operate and consistent with our values. We believe that these objectives were challenging, as the Committee set quantitative Target and Superior levels of performance for each of these metrics at levels that required year over year quantitative improvement, with no payout earned for any one individual Stewardship metric, if Target performance for that metric was not achieved.

The Committee may take into account extraordinary, unusual or infrequently occurring events or significant corporate transactions in deciding to adjust the results used to determine whether or not the AIP objectives have been met. The Committee retains the right to exercise discretion in determining the final level of the awards paid in order to ensure that the AIP remains consistent with its stated objectives.

What are the individual performance modifiers?

At the beginning of 2015, individual objectives were set for each of the named executive officers. Individual performance was evaluated after the end of the year by comparing actual performance to these pre-established leadership objectives. Individual accomplishments not contemplated in the setting of the pre-established objectives were also considered. The Committee assessed the performance of the CEO, and the CEO conducted a similar assessment for the other named executive officers that was presented to and reviewed by the Committee.

Performance goals typically include both leadership objectives and strategic business objectives. At the end of each fiscal year, an individual performance modifier is determined for each participant, and a judgment is then made as to the final bonus amount that takes into account both Company results and individual performance.

How did we perform against our AIP Metrics in 2015?

The following table summarizes the Threshold, Target and Superior objectives set by the Committee and actual results for the Adjusted EBITDA and Adjusted Free Cash Flow metrics for 2015. Adjusted EBITDA is defined as combined income of each business segment before interest and taxes less corporate expenses before “special items” (such as restructuring and other costs, related principally to reductions in force, divestitures, the write-off of assets and non-operating and pension OPEB items) for the calendar year. The Adjusted Free Cash Flow represents the cash flow from operations before special items and pension contributions. Performance at the Threshold level paid out 0%, performance at the Target level paid out 100% and performance at the Superior (maximum) level paid out 200%. We used linear interpolation to determine awards for performance between the identified points.

2015 Annual Incentive Plan (AIP) Metrics
	Weight	Achievement Level			2015 Results	Achievement Against Target
AIP Metric		Threshold	Target	Superior
Adjusted EBITDA	60%	$870 MM	$935 MM	$1,000 MM	$921 MM	47.4%
Adjusted Free Cash Flow	30%	$465 MM	$505 MM	$545 MM	$521 MM	41.8%
Stewardship	10%	Score based on 3 Quantitative Stewardship Metrics				11.1%
		1. Safety (4% weight) above target
		2. Process Safety (3% weight) at superior
		3. Environment (3% weight) below target
						100.3%

The performance for the stewardship (safety and environmental responsibility) metric was determined by the Committee’s quantitative assessment of the level of achievement for the three different stewardship objectives. For each of the three stewardship metrics, we have set a target and maximum performance level. Performance below target does not pay out. Safety was measured by comparing employee time lost due to work-related injury or illness to total employee hours worked; Process Safety was measured in terms of the number of our operational incidents over a pre-determined level of severity; and Environment was measured by the number of our environmental incidents over a pre-determined level of severity.

How much can the named executive officers earn?

Each of our named executive officers employed by the Company as of the date of the bonus payments can earn a bonus under the AIP targeted at a certain percentage of his or her base salary. For 2015, our named executive officers’ target bonus percentages were 110% (Mr. Kissam), 75% (Mr. Tozier) and 70% (Ms. Narwold, Mr. Juneau and Ms. Kelliher) of their base salary for achieving the Target performance levels for the AIP Company metrics. The Committee generally sets the Target bonus opportunity for each of our named executive officers near the median of the Peer Group proxy data and survey information. For Company performance at the Superior level, up to two times a Target level award may be earned before applying discretion for individual performance. For Company performance that does not reach Threshold level for any of the metrics, the named executive officers will not earn a bonus. For Company performance between Threshold, Target and Superior, earned bonuses will be interpolated. Individual performance can be used to modify the bonus amount up or down, subject to the maximum allowable levels under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010 (the “Plan”) as described below.

The Plan is compliant with Internal Revenue Code (“Code”) Section 162(m) and therefore allows for the full tax deduction of the annual incentive payments. Under the Plan, the maximum annual incentive payments are set in the first quarter of the calendar year, and for 2015 were limited to three times the Target level bonuses of each named executive officer.

When making its determination of the actual award amount for a named executive officer, the Committee generally calculates the award by multiplying the named executive officer’s base salary x the Target level bonus percentage x the Company performance score (up to 200%) x the individual performance modifier (generally up to 150%, although higher modifiers can be awarded to recognize outstanding individual achievement, subject to a maximum cash incentive amount for each individual).

What did our named executive officers earn in 2015 under the AIP?

The Committee reviewed the Company’s 2015 performance, and determined that the potential awards for the named executive officers were funded at the maximum level due to the Company achieving the required level of 2015 Adjusted EBITDA consistent with the plan funding objectives set during the first quarter of the year in accordance with Code Section 162(m). After this determination was made, Mr. Kissam engaged the Committee in a further discussion of the Company’s performance, and of each named executive officer’s individual performance compared to their objectives. In light of the significant accomplishments by each named executive officer that were cited by Mr. Kissam to the Committee, it was recommended by Mr. Kissam, and approved by the Committee, that the individual performance modifier for each named executive officer (other than Mr. Kissam) be set as follows: Mr. Tozier – 88%, Ms. Narwold – 105%, Mr. Juneau – 148%, and Ms. Kelliher – 85%. When applied to and combined with the Company score, this yielded actual bonus payouts for each named executive officer shown in the table below.

In the case of Mr. Kissam, in early 2016 the Board assessed his performance against both quantitative metrics and qualitative objectives and determined that an individual modifier of 91% was appropriate. When applied to and combined with the Company score, this yielded an actual bonus payout for Mr. Kissam at 92% of his Target bonus amount.

	2015 AIP Payouts
Name	Base Salary x Target Bonus % =	Target Bonus Amount x	Company Performance Score x	Individual Performance Modifier(1) (2) =	Actual Bonus Amount
Luther C. Kissam IV	$840,000 x 110%	$924,000	100.3%	91%	$850,000

Scott A. Tozier	$505,000 x 75%	$378,750	100.3%	88%	$330,000

Karen G. Narwold	$440,000 x 70%	$308,000	100.3%	105%	$320,000

Matthew K. Juneau	$400,000 x 70%	$280,000	100.3%	148%	$410,000

Susan M. Kelliher	$395,000 x 70%	$276,500	100.3%	85%	$240,000

(1)	Percentages shown rounded to the nearest multiple of 5%. Actual Bonus Amounts shown are exact.
(2)	The average individual multiplier for our NEOs is 103%.

What are the performance metrics for 2016?

In February 2016, the Committee approved 2016 AIP performance metrics that included Adjusted EBITDA, Adjusted Free Cash Flow and Stewardship, weighted at 60%, 30% and 10% respectively. This is consistent with the 2015 metrics. The Committee concluded that this combination of metrics and weightings continues to represent an appropriate set of performance objectives against which to measure the success of the Company for the purposes of funding the AIP for 2016. The target bonuses as a percentage of base salary for the named executive officers in 2016 are: Mr. Kissam (125%), Mr. Tozier (75%), Ms. Narwold (75%), Mr. Juneau (75%), and Ms. Kelliher (75%). For 2016, bonus payouts for our named executive officers are capped at 200% of their respective target bonuses.

What is the purpose and what are the key features of the Synergy Bonus Plan?

On May 4, 2015, the Committee established targets for Synergy Bonuses for the achievement of at least $100 million in annual cost synergies during fiscal year 2016 that are also determined to be recurring at the end of 2016, related to the integration of our acquisition of Rockwood.

The maximum aggregate amount of the Synergy Bonuses payable to all participants is $7 million. This amount is paid out when an annual cost synergy of $120 million is achieved during fiscal year 2016 and a cost synergy of $160 million is determined to be recurring at the end of 2016. The Synergy Bonuses, if earned, will be paid in the first half of 2017 upon verification of synergies achieved. The Synergy Bonuses, based on the fiscal year 2016 achieved cost savings and validated recurring cost savings, are set forth in the following table:

Synergy Bonus		Annual Recurring Cost Reduction as determined at the end of 2016:
		<$100 million	$100-120 million	$140 million	$160 million
Cost Reductions achieved during Fiscal Year 2016 of:	$120 million	0%	75%	87.5%	100%
	$110 million	0%	62.5%	75%	87.5%
	$100 million	0%	50%	62.5%	75%
	<$100 million	0%	0%	0%	0%

In addition, for every $1 million of cost savings achieved in fiscal year 2016 above $120 million, 2 percentage points will be added to the percentage of the Synergy Bonuses earned pursuant to the table above, subject to the $7 million Synergy Bonus cap. Synergy Bonuses for cost reduction results between the levels indicated in the table above will be interpolated to determine the percentage of the Synergy Bonuses earned. The Chief Executive Officer of the Company, who is not eligible to receive a Synergy Bonus, can lower the calculated Synergy Bonus payout by up to 25 percentage points if the costs to achieve the synergies are considered excessive by the Chief Executive Officer, in his discretion.

The maximum Synergy Bonuses for our named executive officers are as follows: Scott A. Tozier ($400,000); Karen G. Narwold ($300,000); Matthew K. Juneau ($200,000); and Susan M. Kelliher ($300,000).

What is the purpose and what are the key features of the LTIP?

We believe it is important to provide a long-term incentive opportunity to our named executive officers charged with driving sustainable growth and long-term value creation for Albemarle, further aligning their interests with those of our shareholders. We do this through a balanced annual LTIP grant, comprised in 2015 of PSUs and stock options. Each of these long-term incentives focuses on Albemarle’s performance - financial performance, share price performance or both - as measured over multi-year periods.

The Committee considers grant values and grant terms from both our Peer Group and survey information when establishing long-term incentives for management, with a focus on median grant values and typical grant terms. While the Committee generally believes that median values and typical terms are competitive and provide an appropriate balance of opportunity and reward to management without heightened compensation-related risk, the Committee will authorize values above or below the median and different terms where it believes it is in the interest of the Company and its shareholders to do so in light of the factors mentioned above.

Our annual LTIP grant for 2015 consisted of a mix of PSUs and stock options. For 2016 we will also include time vested RSUs to ensure an equity mix that is performance-based and retentive in nature.

Our PSU grant performance measure is relative TSR as compared to our Peer Group for the three-year performance period. The relative TSR performance metric was selected to emphasize the linkage between our pay-for-performance philosophy and our shareholders’ interests, and is intended to focus Company leadership on superior value creation during the three-year performance period and beyond. Earned PSU grants vest ratably at the end of years three and four, each for 50%.

The Committee believes that the PSU grant, when viewed in conjunction with annual grants of stock options that vest over a longer schedule (three years from the date of grant) than is typical in the marketplace, results in an LTIP approach that aligns the pay for performance of our executives with the investment returns experienced by our long-term shareholders.

What LTIP grants were made in 2015?

In February 2015, the Committee approved a total grant value for the named executive officers under the long term incentive plan. The values granted to each executive officer are set forth below, and are apportioned approximately 40% in the form of Stock Options and 60% in the form of PSUs: Luther C. Kissam IV ($4,000,000); Scott A Tozier ($900,000); Karen G. Narwold ($700,000); Matthew K. Juneau ($600,000); and Susan M. Kelliher ($500,000). The value of PSUs included in the above figures reflects the value of the PSUs that each named executive officer would receive for target level performance by the Company multiplied by the grant date closing stock price.

PSU Grants

In February 2015, the Committee approved a grant of PSUs to our named executive officers, as follows:

2015 PSU Grants
Name	(Threshold 25%)	(Target 100%)	(Superior 200%)
Luther C. Kissam IV	10,700 Units	42,798 Units	85,596 Units
Scott A. Tozier.	2,408 Units	9,630 Units	19,260 Units
Karen G. Narwold	1,873 Units	7,490 Units	14,980 Units
Matthew K. Juneau	1,605 Units	6,420 Units	12,840 Units
Susan M. Kelliher	1,338 Units	5,350 Units	10,700 Units

Consistent with the approach adopted in 2014, the 2015 PSU grant is based on the Company’s relative TSR as measured over a three year performance period. TSR is calculated by dividing (a) the sum of the value of reinvested dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s common shares at the beginning of the performance period.

The Company’s TSR is compared to the Company’s 2015 peer group, calculated on the same basis. Threshold, Target and Maximum performance and payout levels are identical to 2014.

Half of any shares earned will vest in early 2018 at the time the Committee evaluates the three-year relative TSR performance against the performance of the Company’s 2015 peer group. The other half will vest on January 1, 2019.

Stock Option Grants

In February 2015, the Committee approved a grant of stock options to our named executive officers, as follows:

Names	2015 Stock Options
Luther C. Kissam IV	99,195
Scott A. Tozier	22,320
Karen G. Narwold	17,361
Matthew K. Juneau	14,880
Susan M. Kelliher	12,402

The options have a five-year vesting period, with ratable vesting in equal thirds on the third, fourth and fifth anniversaries of the grant.

What LTIP grants were made in 2016?

In February 2016, the Committee approved a total grant value for the named executive officers under the long term incentive plan. The values granted to each executive officer are apportioned approximately 50% in the form of PSUs, 25% in the form of Stock Options and 25% in the form of RSUs. With this change in LTIP mix, we improve the retention impact of the LTIP program, while maintaining a focus on rewards based on performance. We are also aligning our vesting schedule more closely with our peers, while still exceeding that of our peers, thereby providing a stronger retention mechanism.

The values granted to each named executive officer are set forth below, and are respectively: Luther C. Kissam IV ($4,000,000); Scott A Tozier ($900,000); Karen G. Narwold ($700,000); Matthew K. Juneau ($600,000); and Susan M. Kelliher ($500,000). The value of PSUs included in the above figures reflects the approximate number of PSUs that each named executive officer would receive for target level performance by the Company multiplied by the grant date fair market value, assuming a fair market value of $78.03 per share using the Monte Carlo valuation method.

PSU Grants

In February 2016, the Committee approved a grant of PSUs to our named executive officers, as follows:

2016 PSU Grants
Name	(Threshold 25%)	(Target 100%)	(Superior 200%)
Luther C. Kissam IV	6,408 Units	25,632 Units	51,264 Units
Scott A. Tozier	1,442 Units	5,768 Units	11,536 Units
Karen G. Narwold	1,122 Units	4,486 Units	8,972 Units
Matthew K. Juneau	962 Units	3,846 Units	7,692 Units
Susan M. Kelliher	801 Units	3,204 Units	6,408 Units

Consistent with the approach adopted since 2014, the 2016 PSU grant is based on Albemarle’s relative TSR as measured over a three year performance period with performance and payout calculated in the same manner as the 2015 PSU grants and half of any shares earned vesting in early 2019 at the time the Committee evaluates the three-year relative TSR performance against the performance of the Company’s 2016 peer group. The other half will vest on January 1, 2020.

Stock Option Grants

In February 2016, the Committee approved a grant of stock options to our named executive officers, as follows:

Names	2016 Stock Options
Luther C. Kissam IV	62,267
Scott A. Tozier	14,010
Karen G. Narwold	10,897
Matthew K. Juneau	9,340
Susan M. Kelliher	7,784

The options have a three-year vesting period, with vesting on the third anniversary of the grant date.

RSU Grants

In February 2016, the Committee approved RSU awards to our named executive officers, as follows:

Names	2016 Restricted Stock Units
Luther C. Kissam IV	17,682
Scott A. Tozier	3,980
Karen G. Narwold	3,096
Matthew K. Juneau	2,654
Susan M. Kelliher	2,212

Half of the RSUs will vest on the third anniversary of the grant in 2019, while the other half will vest on the fourth anniversary of the grant in 2020.

What other benefits does the Company provide to named executive officers?

The Company provides named executive officers with the same benefits provided to other Albemarle employees, including:

•	Health and dental insurance (Company pays a portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in the Albemarle Corporation Savings Plan (the “Savings Plan”), including Company matching and defined contribution pension contributions;

•	Participation in Albemarle Corporation Pension Plan (“Pension Plan”), for those executives hired prior to 2004 (Messrs. Kissam and Juneau only); and

•	Matching charitable contributions.

Executive Deferred Compensation Plan (“EDCP”)

We maintain a deferred compensation plan that covers executives who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as our Savings plan). We maintain this plan in order to be competitive and because we want to encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of cash incentive awards. We also provide for employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees but that cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan.

Defined Benefit Plan

Until April 1, 2004, we maintained a traditional tax-qualified defined benefit pension plan. In 2004, we implemented a new defined contribution pension benefit in our tax-qualified Savings Plan for all non-represented employees hired on or after April 1, 2004, and limited participation in the defined benefit pension plan to then-current participants. Mr. Kissam and Mr. Juneau joined the Company prior to April 1, 2004, and, as such, participated in the defined benefit pension plan. We also maintain a supplemental executive retirement plan (“SERP”) to provide participants with the difference between (i) the benefits they would actually accrue under the qualified defined benefit pension plan but for the maximum compensation and benefit limitations under the Code, and (ii) the benefits actually accrued under the qualified plan, which are subject to the Code’s compensation and benefit limits. Certain provisions of the SERP also permit the Committee to award key executives additional pension credits related to offset reduction in the qualified defined benefit pension plan as a mid-career hire. This provision was also limited to then-current participants in 2004 concurrent with the qualified plan changes.

In 2012, the Company announced that it was freezing accruals in the above-referenced tax-qualified and non-qualified (SERP) defined benefit plans effective December 31, 2014. Beginning on January 1, 2013, all of our named executive officers, regardless of hire date, participate in the same tax-qualified Savings Plan and non-qualified defined contribution plan (EDCP). A special defined benefit accrual was provided to participating employees at all levels during the two-year transition period (2013 – 2014) which included an offsetting calculation to ensure that participants did not receive double benefits in both the defined benefit and defined contribution plans during this period.

Beginning on January 1, 2013, the new defined contribution plan design has provided all participating employees the opportunity to receive a Company contribution of 11% of their base and bonus earnings for the calendar year if they contribute at least 9% of their base and bonus earnings to the Savings Plan. Such Company contributions go into the tax-qualified Savings Plan up to the compensation and benefit limitations under the Code, and after that are credited to an EDCP account.

Perquisites

Our perquisites are intended to be limited in nature, and are focused in areas directly related to a business purpose, or in helping to foster the health, security and well-being of our senior executives for the benefit of the Company.

In some cases, we have determined it is appropriate for executives to belong to a golf or social club, so that the executives have a venue in which to entertain customers, and to interact with members of their communities.

When an executive is required to geographically relocate in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is also offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group, and more broadly, in the general marketplace.

We also offer limited reimbursement for executive physical exams and financial planning. Our policy is to not provide tax gross-ups on such amounts to named executive officers.

What are our arrangements for post-termination payments?

We believe that providing our executives with reasonable severance benefits aligns our executives’ interests with shareholders’ interests in the context of potential change in control transactions, and also believe that such benefits help facilitate our recruitment and retention of talented executives.

Consistent with this philosophy, we maintain a Severance Pay Plan (“SPP”), which provides severance payments to certain of our employees if we (a) terminate their employment without cause (or request that they relocate and they elect not to do so) after a change in control, or (b) eliminate their position (or a change in our organizational structure has a similar effect) outside of a change in control. The SPP provides our named executive officers with severance payments only in the absence of a change in control.

Between 2006 and 2015, we entered into severance compensation agreements (and related amendments) with each of our named executive officers, providing for severance payments for a change in control-related termination. In 2015, each agreement was amended to provide that on a change in control, any outstanding awards granted under our incentive plans will be treated in accordance with the terms of the notices granting such awards. As part of this amendment, Mr. Kissam’s severance compensation agreement also was amended to eliminate excise tax gross-ups for change of control payments and to clarify that change of control payments will be reduced to the extent that they would cause him to be liable for excess parachute payments. None of the other severance compensation agreements in effect previously included an excise tax gross-up.

The Committee periodically reviews our post-employment compensation arrangements taking best practices into consideration, and believes that these arrangements are generally consistent with arrangements currently being offered by our Peer Group. The Committee has determined that both the terms and payout levels are appropriate to accomplish our stated objectives. The Committee also considered the non-competition agreement that we would receive from the named executive officer in exchange for any post-employment termination benefits. Based on these considerations, the Committee believes that such arrangements are appropriate and reasonable.

For additional information with respect to change in control arrangements, please see “Agreements with Executive Officers and Other Potential Payments upon Termination or a Change in Control” on page 38.

ADDITIONAL INFORMATION

We believe this additional information may assist you in better understanding our compensation practices and principles.

Role of the Committee and the CEO

The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO and the Senior Vice President, Human Resources to review a list of corporate performance goals and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our named executive officers, other than himself. The Committee has retained an independent compensation consultant, PM, to provide advice on best practices and market developments. The CEO, the Senior Vice President, Human Resources, Human Resources staff members and the Committee’s consultant attend Committee meetings and make recommendations regarding plan design and levels of compensation. However, only Committee members make decisions regarding executive compensation.

While the Committee will ask for advice and recommendations from management and PM, the Committee is responsible for executive compensation and as such:

•	Sets named executive officer base salaries;

•	Reviews financial and operational goals, performance measures and strategic and operating plans for the Company;

•	Establishes specific goals, objectives and potential rewards for the AIP and LTIP plans;

•	Reviews annual and long-term performance against goals and objectives and approves payment of any incentive earned;

•	Reviews contractual agreements and benefits, including supplemental retirement and any payments that may be earned upon termination, and makes changes as appropriate;

•	Reviews incentive plan designs and makes changes as appropriate; and

•	Reviews total compensation to ensure compensation earned by named executive officers is fair and reasonable relative to corporate and individual performance.

Role of Compensation Consultant

The Committee retained PM to provide independent advice to the Committee. PM gathers and analyzes data at the direction of the Committee, advises the Committee on compensation standards and trends, and assists in the development of policies and programs. The Committee directs, approves and evaluates PM’s work in relation to all executive compensation matters. The Committee considers PM to be independent from our management pursuant to SEC standards. Please see “Independence of the Executive Compensation Consultant” on page 49.

The Committee regularly meets with PM without management present. PM periodically meets with management, participates in Committee meetings throughout the year, reviews materials in advance, consults with the Chairperson of the Committee, provides to the Committee additional data on market trends and compensation design, and assesses recommendations for base salary and annual incentive awards for our named executive officers. PM may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee, and was, as such, engaged in support of the integration of compensation and pay structures in light of the Rockwood acquisition. All work completed by PM, whether for the Committee or management, is subject to the approval of the Committee. The Committee does not delegate authority to PM.

Deductibility of Compensation

In determining the total compensation of each named executive officer, the Committee considers the tax deductibility of compensation. The Committee believes it is in our best interest and that of our shareholders to provide compensation that is tax deductible by the Company. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

Clawbacks

The Plan contains a forfeiture and recoupment policy provision for cash and equity awards paid to an awardee (including named executive officers and other recipients) in the event of a restatement of financial results due to the misconduct of the awardee or the failure of the awardee to prevent such misconduct. Awards can also be cancelled, forfeited, reduced, or recouped upon the occurrence of certain specified events, such as termination of employment for cause, violation of Company policies, breach of noncompetition or confidentiality covenants, or other conduct by an employee that is detrimental to the business or reputation of the Company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

John Sherman Jr., Chair
J. Kent Masters Harriett Tee Taggart

March 28, 2016

COMPENSATION OF EXECUTIVE OFFICERS

Total Compensation of Our Named Executive Officers

The following table presents information for the fiscal years ended December 31, 2015, 2014 and 2013 relating to total compensation of our CEO, CFO, and three other highest paid executive officers (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)		Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(7)	Total
Luther C. Kissam IV	2015	$830,000	$—	$2,368,441	(3)	$1,600,015	$850,000	$(582,528)	$196,094	$5,262,022
President and CEO	2014	800,000	—	5,005,028	(3)	1,600,028	677,600	2,092,661	132,141	10,307,458
	2013	800,000	—	2,400,060	(4)	1,600,014	88,000	405,686	128,594	5,422,354

Scott A. Tozier	2015	500,000	—	532,924	(3)	360,022	330,000	—	143,728	1,866,674
Senior Vice President, CFO	2014	457,596	—	1,069,366	(3)	360,002	425,000	—	75,738	2,387,702
	2013	443,750	—	480,025	(4)	320,003	27,000	—	88,677	1,359,455

Karen G. Narwold	2015	435,000	—	414,497	(3)	280,033	320,000	—	127,690	1,577,220
Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary	2014	415,000	—	750,874	(3)	240,001	375,000	—	78,002	1,858,877
	2013	397,000	—	360,035	(4)	240,012	24,000	—	75,494	1,096,541

Matthew K. Juneau	2015	396,250	—	355,283	(3)	240,014	410,000	(398,098)	79,513	1,082,962
Senior Vice President, Corporate Strategy & Investor Relations	2014	361,167	—	750,874	(3)	240,001	185,000	863,749	60,341	2,461,132
	2013	325,250	—	300,040	(4)	200,007	19,620	(87,530)	48,170	805,557

Susan M. Kelliher(6)	2015	390,250	—	296,069	(3)	200,044	240,000	—	82,219	1,208,582
Senior Vice President, Human Resources	2014	371,000	50,000	584,774	(3)	200,040	190,000	—	61,787	1,457,601
	2013	356,000	50,000	300,040	(4)	200,007	21,480	—	74,572	1,002,099

(1)	Salary amounts include cash compensation earned by each named executive officer during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the Savings Plan and/or deferred at the election of the named executive officer into the EDCP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2015, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” on page 37.
(2)	The amount represents the aggregate grant date fair value of stock or option award(s) recognized in the fiscal year in accordance with FASB ASC Topic 718. This amount does not reflect our accounting expense for these award(s) during the year and does not correspond to the actual cash value that will be recognized by the named executive officer when received. For assumptions for 2015 awards, please see Note 18 to our Consolidated Financial Statements beginning on page 99 of the 2015 Annual Report. For assumptions for 2014 awards, please see Note 15 to our Consolidated Financial Statements beginning on page 83 of the Annual Report for the fiscal year ended December 31, 2014. For assumptions for 2013 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 79 of the Annual Report for the fiscal year ended December 31, 2013. Information on individual equity awards granted to each of the named executive officers in fiscal year 2015 is set forth in the section entitled “Grants of Plan-Based Awards” on page 29.

(3)	Amounts for fiscal years 2014 and 2015 include PSU awards with a performance measure of TSR calculated at 100% of Target level. Information on Threshold and Maximum payout can be found on page 20.
(4)	Amounts for fiscal year 2013 include PSU awards calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2013 PSU award is 200% of Target level.
(5)	Includes the actuarial increases in the present values of the named executive officers’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 15 to our Consolidated Financial Statements beginning on page 88 of the 2015 Annual Report.
(6)	Ms. Kelliher was a named executive officer in fiscal years 2013 and 2015.
(7)	All other compensation amounts include:

Name	Year	Company Contributions to Albemarle 401K Plan	Company Contributions to Defined Contribution Retirement Benefit in Savings Plan	Company Contributions to Nonqualified Deferred Compensation Plan	Dividends Paid on Restricted Stock	Country Club Dues	Executive Physical Exam	Executive Supplemental LTD	Other		Total

Luther C. Kissam IV	2015	$12,975	$13,250	$139,611	$—	$12,684	$—	$1,784	$15,790	(a)(b)(c)	$196,094
	2014	12,650	13,000	72,030	—	11,314	3,300	1,784	18,063	(a)(c)	132,141
	2013	12,575	12,750	97,215	—	—	—	1,784	4,270	(a)(c)	128,594

Scott A. Tozier	2015	12,975	13,250	75,525	—	—	3,976	1,624	36,378	(a)(b)	143,728
	2014	12,650	13,000	29,707	2,000	—	3,146	1,499	13,736	(a)	75,738
	2013	12,575	12,750	31,938	9,333	—	2,859	1,499	17,723	(a)	88,677

Karen G. Narwold	2015	12,975	13,250	62,875	—	—	2,572	1,837	34,181	(a)(b)	127,690
	2014	12,650	13,000	22,640	—	—	1,926	1,837	25,949	(a)(b)	78,002
	2013	12,575	12,750	25,805	4,600	—	2,406	1,837	15,521	(a)	75,494

Matthew K. Juneau	2014	12,975	13,250	37,713	—	—	—	1,575	14,000	(a)	79,513
	2014	12,650	13,000	16,237	—	—	—	1,454	17,000	(a)	60,341
	2013	12,575	12,750	18,703	—	—	2,288	1,454	400		48,170

Susan M. Kelliher	2015	12,975	13,250	37,603	—	—	2,657	1,689	14,045	(a)(b)	82,219
	2014	12,650	13,000	17,578	—	—	—	1,559	17,000	(a)	61,787
	2013	12,575	12,750	25,385	—	—	4,637	1,559	17,666	(a)(b)	74,572

(a)	Amounts represent personal financial consulting expenses paid by the Company on behalf of the named executive officers. The amount of expense paid in 2015 for Mr. Kissam ($14,000), Mr. Tozier ($14,000), Ms. Narwold ($10,001), Mr. Juneau ($14,000) and Ms. Kelliher ($14,000) did not include any tax gross-ups. The amount of expense paid in 2014 for Mr. Kissam ($16,385), Mr. Tozier ($13,736), Ms. Narwold ($13,837), Mr. Juneau ($17,000) and Ms. Kelliher ($17,000), did not include any tax gross-ups. The amount of expense paid in 2013 for Mr. Tozier ($17,723), Ms. Narwold ($15,521) and Ms. Kelliher ($17,000) did not include any tax gross-ups.
(b)	Includes relocation expenses paid in 2015 of non-taxable expenses for Mr. Kissam of $1,008; expenses for Mr. Tozier of $22,378 related to new home costs and miscellaneous expense allowance including a tax gross-up of $7,352 pursuant to the Albemarle relocation policy; expenses for Ms. Narwold of $24,180 relating to new home costs and miscellaneous expense allowance including a $6,944 tax gross-up pursuant to the Albemarle relocation policy; and non-taxable expenses for Ms. Kelliher of $45. For 2014, includes relocation expenses paid to Ms. Narwold of $12,112 related to new home costs including a $2,791 tax gross-up pursuant to the Albemarle relocation policy. For 2013, includes expenses for Ms. Kelliher of $666 for non-taxable relocation costs.
(c)	Includes amounts for personal use of Company aircraft, which did not include a tax gross-up for the following amounts: 2015 $782; 2014 $1,678; and 2013 $4,270.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Executive Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all employee, including non-executive, compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. At the Executive Compensation Committee’s direction, our Senior Vice President of Human Resources and her staff, together with our Chief Risk and Compliance Officer and a member of our internal audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of each compensation program based on the following categories: (i) performance measures, (ii) funding, (iii) performance period, (iv) pay mix, (v) goal setting and leverage, and (vi) controls and processes.

The Executive Compensation Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk-taking. The Executive Compensation Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Executive Compensation Committee considered the attributes of our programs, including:

•	The balance between annual and longer-term performance opportunities;

•	Alignment of our programs with business strategies focused on long-term growth and sustained shareholder value;

•	Dependence upon the achievement of specific corporate and individual performance goals that are objectively determined with verifiable results. These corporate goals include both financial and stewardship metrics (safety and environment) and have pre-established Threshold, Target and Maximum award limits;

•	The Executive Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Stock ownership guidelines that are reasonable and align executives’ interests with those of our shareholders; and

•	Forfeiture and recoupment policy provisions in the Plan for cash and equity awards paid to named executive officers and other recipients in the event there is a restatement of incorrect financial results and upon the occurrence of certain specified events.

Grants of Plan-Based Awards

The Plan serves as the core program for the performance-based compensation components of our named executive officers’ total compensation. In early 2008, our shareholders approved the Plan, which defines the incentive arrangements for eligible participants and:

•	Authorizes the granting of annual cash incentive awards, stock options, stock appreciation rights, performance shares, restricted stock, RSUs and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Executive Compensation Committee;

•	Provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant under the Plan.

With the exception of significant promotions and new executive hires, grants generally are made at the first meeting of the Executive Compensation Committee each year following the availability of the financial results for the prior year. Awards to our named executive officers were made on February 22, 2013, for the 2013 LTIP, February 24, 2014, for the 2014 LTIP, February 24, 2015, for the 2015 LTIP, and February 26, 2016, for the 2016 LTIP. These awards consisted of stock options, PSUs and RSUs.

•	The 2013 award of PSUs vested 50% at the time the Executive Compensation Committee determined the performance relative to the goals at the end of the two-year performance period (early 2015), and the remaining 50% vested on January 1, 2016. The 2014, 2015 and 2016 awards of PSUs vest 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the three-year performance period, and the remaining 50% vests on the following January 1st.

•	The 2013, 2014 and 2015 awards of stock options ratably vest on the third, fourth and fifth anniversaries of the grant date. The 2016 stock options fully vest on the third anniversary of the grant date.

•	The 2014 award of RSUs vests 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the two-year performance period (early 2016), and the remaining 50% vests on January 1, 2017. The 2016 award of RSUs will vest on the third anniversary of the grant date, while the other half will vest on the fourth anniversary of the grant date.

For additional information with respect to these awards, please see “Compensation Discussion and Analysis” beginning on page 4.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2015.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock	All Other Option Awards: Number		Exercise	Grant Date Aggregate
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Awards: Number of Stocks or Units	of Securities Underlying Options		or Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
					(# of	(# of	(# of	(# of	(# of
		($)	($)	($)	shares)	shares)	shares)	shares)	shares)		($/Sh)	($)

Luther C. Kissam IV		$0	$924,000	$2,772,000
	2/24/2015				10,700	42,798	85,596					$2,368,441	(2)
	2/24/2015								99,195	(3)	$56.08	$1,600,015	(3)

Scott A. Tozier		$0	$378,750	$1,136,250
	2/24/2015				2,408	9,630	19,260					$532,924	(2)
	2/24/2015								22,320	(3)	$56.08	$360,022	(3)

Karen G. Narwold		$0	$308,000	$924,000
	2/24/2015				1,873	7,490	14,980					$414,497	(2)
	2/24/2015								17,361	(3)	$56.08	$280,033	(3)

Matthew K. Juneau		$0	$280,000	$840,000
	2/24/2015				1,605	6,420	12,840					$355,283	(2)
	2/24/2015								14,880	(3)	$56.08	$240,014	(3)

Susan M. Kelliher		$0	$276,500	$829,500
	2/24/2015				1,338	5,350	10,700					$296,069	(2)
	2/24/2015								12,402	(3)	$56.08	$200,044	(3)

(1)	For additional information with respect to the AIP and PSU awards, please see “Compensation Discussion and Analysis” beginning on page 4.
(2)	Reflects the full grant date fair market value of the PSU award made February 24, 2015, with a performance measure of TSR calculated at 100% of Target level that vests 50% in 2018 and 50% in 2019 if the performance metrics are met. Assumes a fair value per share of $55.34 using the Monte Carlo valuation method.
(3)	On February 24, 2015, the Executive Compensation Committee approved grants of 99,195, 22,320, 17,361, 14,880 and 12,402 options to Mr. Kissam, Mr. Tozier, Ms. Narwold, Mr. Juneau and Ms. Kelliher, respectively, under the Plan. Assumes a fair value per share of $16.13 under the Black Scholes fair value model. The exercise price of each stock option is $56.08, which represents the closing price of our Common Stock as of the date of the grants. The options will vest in three increments on the third, fourth and fifth anniversaries of the date of grant, or February 24, 2018, 2019 and 2020. The expiration date of the options is February 23, 2025, ten years from date of grant. If the individual terminates employment with us for any reason prior to the full vesting of such award, the unvested portions of such award will be forfeited. However, if the individual retires, becomes disabled, or dies after the first anniversary of the grant date, then the individual will become vested in a pro-rata portion of the stock options at that time.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of unexercised options, non-vested stock (including restricted stock, restricted stock units or performance units) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Grant Date(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Luther C. Kissam IV	100,000		1-Apr-09	$22.45	31-Mar-19
	36,000		12-Mar-10	$41.94	11-Mar-20
	40,000		31-Jan-11	$56.16	30-Jan-21
	59,000		24-Feb-12	$66.14	23-Feb-22
		82,390	22-Feb-13	$65.00	21-Feb-23
		81,801	24-Feb-14	$63.84	23-Feb-24
		99,195	24-Feb-15	$56.08	23-Feb-25
								6,092	(3)	$341,213	(3)
								37,594	(4)	$2,105,640	(4)
								37,594	(5)	$2,105,640	(5)
								42,798	(6)	$2,397,116	(6)
Scott A. Tozier	25,000		31-Jan-11	$56.16	30-Jan-21
	14,500		24-Feb-12	$66.14	23-Feb-22
		16,478	22-Feb-13	$65.00	21-Feb-23
		18,405	24-Feb-14	$63.84	23-Feb-24
		22,320	24-Feb-15	$56.08	23-Feb-25
								1,218	(3)	$68,220	(3)
								7,520	(4)	$421,195	(4)
								8,460	(5)	$473,845	(5)
								9,630	(6)	$539,376	(6)
Karen G. Narwold	30,000		13-Sep-10	$42.13	12-Sep-20
	11,500		31-Jan-11	$56.16	30-Jan-21
	12,500		24-Feb-12	$66.14	23-Feb-22
		12,359	22-Feb-13	$65.00	21-Feb-23
		12,270	24-Feb-14	$63.84	23-Feb-24
		17,361	24-Feb-15	$56.08	23-Feb-25
								913	(3)	$51,137	(3)
								5,640	(4)	$315,896	(4)
								5,640	(5)	$315,896	(5)
								7,490	(6)	$419,515	(6)
Matthew K. Juneau	12,000		12-Mar-10	$41.94	11-Mar-20
	10,400		31-Jan-11	$56.16	30-Jan-21
	9,700		24-Feb-12	$66.14	23-Feb-22
		10,299	22-Feb-13	$65.00	21-Feb-23
		12,270	24-Feb-14	$63.84	23-Feb-24
		14,880	24-Feb-15	$56.08	23-Feb-25
								761	(3)	$42,624	(3)
								5,640	(4)	$315,896	(4)
								5,640	(5)	$315,896	(5)
								6,420	(6)	$359,584	(6)
Susan M. Kelliher	9,100		20-Apr-12	$65.44	19-Apr-22
		10,299	22-Feb-3	$65.00	21-Feb-23
		10,227	24-Feb-14	$63.84	23-Feb-24
		12,402	24-Feb-15	$56.08	23-Feb-25
								761	(3)	$42,624	(3)
								4,700	(4)	$263,247	(4)
								4,700	(5)	$263,247	(5)
								5,350	(6)	$299,654	(6)

(1)	The vesting dates for the stock options outstanding are as follows per option grant date:

1-Apr-09	Cliff vested on third anniversary of grant date, or April 1, 2012

12-Mar-10	Vested in three increments on the first, second and third anniversaries of the date of grant, or March 12, 2011, 2012 and 2013

13-Sep-10	Cliff vested on third anniversary of grant date, or September 13, 2013

31-Jan-11	Vested in three increments on the first, second and third anniversaries of the date of grant, or January 31, 2012, 2013 and 2014 (except for Mr. Tozier’s stock option award, which cliff vested on third anniversary of grant date, or January 31, 2014)

24-Feb-12	Vested in three increments on the first, second and third anniversaries of the date of grant, or February 24, 2013, 2014 and 2015

22-Feb-13	Vests in three increments on the third, fourth and fifth anniversaries of the date of grant, or February 22, 2016, 2017 and 2018

24-Feb-14	Vests in three increments on the third, fourth and fifth anniversaries of the date of grant, or February 24, 2017, 2018 and 2019

24-Feb-15	Vests in three increments on the third, fourth and fifth anniversaries of the date of grant, or February 24, 2018, 2019 and 2020

(2)	Based on the closing price per share of Common Stock on December 31, 2015, which was $56.01.
(3)	Reflects a PSU award grant in 2013 that vested 50% in 2015 with the remaining 50% having vested on January 1, 2016. Assumes 100% vesting of the award at a 33% Trigger level. The PSU award converted 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 4.
(4)	Reflects a RSU award granted in 2014 that if earned will vest 50% in 2016 with the remaining 50% vesting on January 1, 2017. Assumes 100% vesting of the award at a 100% Target level. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the RSU awards, please see “Compensation Discussion and Analysis” beginning on page 4.
(5)	Reflects a PSU award granted in 2014 that if earned will vest 50% in 2017 with the remaining 50% vesting on January 1, 2018. Assumes 100% vesting of the award at a 100% Target level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 4.
(6)	Reflects a PSU award granted in 2015 that if earned will vest 50% in 2018 with the remaining 50% vesting on January 1, 2019. Assumes 100% vesting of the award at a 100% Target level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 4.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of stock (including restricted stock, restricted stock units or performance units) for the named executive officers during the fiscal year ended December 31, 2015.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Luther C. Kissam IV	—	—	4,537	$272,810	(1)
	—	—	6,093	341,695	(2)
Scott A. Tozier	—	—	1,089	65,482	(1)
	—	—	1,219	68,362	(2)
Karen G. Narwold	—	—	940	56,522	(1)
	—	—	5,000	239,750	(3)
	—	—	915	51,313	(2)
Matthew K. Juneau	—	—	759	45,639	(1)
	—	—	5,000	239,750	(3)
	—	—	762	42,733	(2)
Susan M. Kelliher	—	—	709	42,632	(1)
	—	—	1,700	100,385	(4)
	—	—	762	42,733	(2)

(1)	A PSU award granted in 2012 vested on January 1, 2015. The value realized on vesting was calculated using a value of $60.13 per share, which was the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) on December 31, 2014. This represents the final 50% of the award based on meeting certain performance requirements.
(2)	A PSU award granted in 2013 vested on February 24, 2015. The value realized on vesting was calculated using a value of $56.08 per share, which was the closing price of our Common Stock on the NYSE on February 24, 2015. This represents 50% of the award. The remaining 50% vested on January 1, 2016.
(3)	A RSU award granted in 2012 vested on December 12, 2015. The award cliff vested on the third anniversary of the date of grant. The amount shown is using a value of $47.95 per share, which was the closing price of our Common Stock on the NYSE on December 11, 2015.
(4)	Reflects the vesting of the third increment of 1,700 out of a total 5,100 restricted stock units granted on April 20, 2012 that vested in three equal increments on July 1, 2013, April 20, 2014, and April 20, 2015. The amount shown is using a value of $59.05 per share, which was the closing price of our Common Stock on the NYSE on April 17, 2015.

Retirement Benefits

Pension Benefits Table

In 2004, we implemented a new defined contribution retirement pension benefit (“DCPB”) in the Savings Plan for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continued to participate in our defined benefit pension plan.

On October 1, 2012, the Board of Directors approved an amendment to our retirement plans to freeze accrued benefits in the Pension Plan and Albemarle Corporation Supplemental Executive Retirement Plan (“SERP”) effective December 31, 2014, and to provide for non-represented employees hired before April 1, 2004 who are participants in the Pension Plan to (i) become eligible for the DCPB in the Savings Plan effective January 1, 2013, and (ii) receive a one-time employer discretionary contribution in the Savings Plan in December 2012. In addition, the Board of Directors authorized application of a higher benefit formula for calculating accrued benefits in 2013 and 2014 only, as well as including an offset factor that would be applied to accrued benefits earned in 2013 and 2014.

The following table presents information concerning the Pension Plan and the SERP. The Pension Plan provides for payments or other benefits to our named executive officers at, following, or in connection with retirement. To the extent benefits under the Pension Plan exceed limits imposed under applicable provisions of the Code, they will be paid under the SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)(4)	Payments During Last Fiscal Year ($)
Luther C. Kissam IV	Pension Plan	11.3325	(1)	$363,783	—
	SERP(3)	11.2500	(1)	$6,100,790	—
Scott A. Tozier	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Karen G. Narwold	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Matthew K. Juneau	Pension Plan	32.6650		$1,305,395	—
	SERP(3)	32.6650		$973,375	—
Susan M. Kelliher	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A

(1)	The differences in service between the Pension Plan and the SERP are generally due to rounding differences. The qualified plan bases credited service on hours worked during the year, whereas the SERP special 4% pension benefit bases credited service on the completed years and months of employment.
(2)	For the Pension Plan, pension earnings are limited by the 401(a)(17) pay limit. A temporary supplemental early retirement allowance of $5 per month per year of service is payable from the Pension Plan for participants who retire at age 60 with at least 15 years of service. SERP pay for the special 4% benefit includes 100% of cash incentive bonuses paid during the year.
(3)	All named individuals are vested in their SERP benefits.
(4)	The present value of accumulated benefits including supplements, if any, is based on the actuarial present value of benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following assumptions were used to determine the above present values:

•	Discount rates of 3.66% and 4.71% as of December 31, 2014 and 2015, respectively;

•	Payment form of a life annuity with a 60-month guarantee of payments from the qualified Pension Plan, and a lump sum from the SERP; and

•	Mortality based on the RP2014 healthy annuitants with MP2014 generational projection scales and RP2014 (revised in 2015) healthy annuitants with MP2015 generational projection scales, respectively.

The benefit formula under the Pension Plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive awards paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. Benefits under the Pension Plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table (other than short service benefits under the SERP) are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan. The SERP is a nonqualified defined benefit pension plan that provides eligible individuals the difference between the benefits they would actually accrue under the qualified Pension Plan but for the maximum benefit and compensation limitations under the qualified plan and deferrals of their compensation under our EDCP, and the benefits they actually accrue under the qualified Pension Plan. SERP benefits are paid in a lump sum on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees, as defined under relevant law, not earlier than six months after the employee’s separation from service).

All benefits under the SERP will be immediately paid (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service) if, within 24 months following a change in control, a participant’s employment is terminated.

The SERP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Senior Vice President, Human Resources. The Board or the Executive Compensation Committee of the Board may generally amend or terminate the SERP at any time. Certain amendments to the SERP may also be approved by the Employee Relations Committee.

In 2005, we amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. In 2012, the Board of Directors further amended the SERP (i) to remove the current provisions for freezing Final Average Compensation (as defined in the SERP) on and after December 31, 2012, and (ii) to freeze all benefits under the SERP as of December 31, 2014, which is consistent with the changes under our qualified Pension Plan.

In addition to the retirement benefits provided under the Pension Plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension benefits equal to 4% of the employee’s average pay over the highest three consecutive years of service before the determination date, multiplied by the number of years of service up to 15 years, net of certain other benefits (including amounts received under the qualified and nonqualified plans). These benefits vest only after the employee has completed five years of service with us and are paid on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). All such benefits shall be paid in one lump sum payment. These benefits have been granted to Mr. Kissam.

Nonqualified Deferred Compensation

Executive Deferred Compensation Plan. Company contributions that cannot be made under our qualified Savings Plan because of limitations under the Code are credited under the EDCP. In addition to these Savings Plan’s make-up contributions, an EDCP participant may elect to defer up to 50% of base salary and/or 100% of each cash incentive award paid in a year. Such amounts are deferred and will be paid at specified payment dates or upon retirement or other termination of employment. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.

Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the Plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.

The EDCP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Senior Vice President, Human Resources. The Executive Compensation Committee of the Board may generally amend or terminate the EDCP at any time. Certain amendments to the EDCP may also be approved by the Employee Relations Committee.

The following table presents information concerning our named executive officers’ benefits under the EDCP.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY($)(2)	Company Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)
Luther C. Kissam IV	$—	$60,380	$10,351	$—	$519,443
Scott A. Tozier	—	31,948	7,185	—	216,824
Karen G. Narwold	—	26,333	4,685	—	159,145
Matthew K. Juneau	43,521	14,979	27,718	—	523,629
Susan M. Kelliher	—	14,940	39	—	82,490

(1)	Amounts reflected are based on activities recorded by Merrill Lynch, the plan’s administrator, as of December 31, 2015.
(2)	All amounts are reported as compensation to the named executive officers in the Summary Compensation Table.
(3)	Ending balances include Saving Plan’s make-up contributions and Company contributions on deferred base salary and/or cash incentive awards of the following amounts: Mr. Kissam: $75,381; Mr. Tozier: $41,263; Ms. Narwold: $34,525; Mr. Juneau: $20,900; and Ms. Kelliher, $20,853.
(4)	Executive contributions included in aggregate balance that are reported as compensation to the named executive officers in the Summary Compensation Table in 2013, 2014 and 2015 are as follows: Mr. Tozier: $2,700 (2014) and $3,542 (2013); and Mr. Juneau: $43,521 (2015), $21,001 (2014) and $28,846 (2013).

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control

Severance Pay Plan. We adopted our SPP in December 2006 and amended the SPP in 2008. For our named executive officers, the SPP provides for severance payments if we terminate their employment without cause or eliminate their position (or a change in our organizational structure has a similar effect). Severance payments under the SPP for our named executive officers, other than Mr. Kissam, consist of the sum of (x) one year of base salary in effect at the termination time, and (y) the employee’s target cash incentive award for the most recent year in which the employee participated in an annual bonus program. Mr. Kissam is eligible to receive 1.5 times the amount of his annual base salary in effect at the termination time plus his target cash bonus for the year in which the termination takes place.

Under the SPP, Mr. Kissam is also eligible to receive benefits for a termination pursuant to a “good reason for resignation”, as defined in the SPP. The SPP defines “good reason for resignation” as (a) a material diminution in base compensation, authority, duties, responsibilities or the budget over which the officer retains authority, (b) a material change in the geographic location at which services must be performed, or (c) any other action or inaction that constitutes our material breach of any written employment arrangement between us and the officer.

Our named executive officers (each of whom is a party to a severance compensation agreement as described below, but not an employment agreement) are eligible to receive payments under the SPP only if a change in control has not occurred. If their employment is terminated in the event of a change of control, they are only eligible to receive severance payments under their severance compensation agreements (described below), but not the SPP.

The SPP term is indefinite and may be amended or terminated at any time in the absence of a change in control. The SPP expires two years after any change in control, and after a change in control, an employee’s consent is required for an amendment or termination to be effective as to such employee. The term “change in control” has substantially the same meaning in the SPP and the severance compensation agreements described below.

Assuming the triggering event took place on December 31, 2015, each named executive officer would receive the following estimated payments and benefits under the SPP:

	Luther C. Kissam IV	Scott A. Tozier	Karen G. Narwold	Matthew K. Juneau	Susan M. Kelliher
Estimated payments	$2,184,000	$884,000	$748,000	$680,000	$672,000

Severance Compensation Agreements. Our severance compensation agreements provide that if we terminate an executive’s employment other than for “cause” or the executive resigns due to a “good reason for resignation” in the event of a “change in control” (as such terms are defined in the agreements), or if the executive dies after we execute a definitive agreement that results in a change in control, the executive will be entitled to (i) base salary and vacation pay accrued through the termination date for the year in which the termination occurs, (ii) his or her accrued annual cash incentive award, (iii) the elimination of certain offsets for short service benefits under our supplemental executive retirement plan (“SERP”), as applicable, (iv) other insurance and financial and outplacement counseling benefits, (v) the lump sum severance payment described below, and (vi) special benefits (which would generally apply if a change in control occurs, regardless of whether the employment also terminates) including treatment of outstanding awards granted under our incentive plans in accordance with the terms of the notices granting such awards.

The lump sum severance payments referenced in clause (v) above consist of: two times the sum of (a) the executive’s annual base salary immediately prior to termination or immediately before the change in control (whichever is greater) and (b) the executive’s target cash incentive award in place immediately before the termination date or immediately before the change in control (whichever is greater), except that for Mr. Kissam it is his target cash incentive award for the year in which the change in control occurs or his actual annual cash incentive award for the year preceding the change in control date (whichever is greater). If excise taxes would be levied against the severance payments, then the severance amounts may be reduced such that the net amount received by the executive exceeds the amounts receivable in the absence of such reduction. The severance amounts also will be reduced by the non-competition payment described below.

In 2015, we amended our severance compensation agreements with our named executive officers to, among other things, provide that on a change in control, any outstanding awards granted under our incentive plans will be treated in accordance with the terms of the notices granting such awards (and if the notice of award does not provide for how the award will be treated upon a change in control, the applicable plan provisions will govern). We also created a separate form of agreement for non-pension-eligible employees that omits references to our pension program.

Each severance compensation agreement provides that if the employment of the executive is terminated by reason of death, the executive’s benefits will be determined in accordance with the Company’s benefits and insurance programs then in effect, except that if the death occurs after the execution of a definitive agreement which results in a change in control, then the executive’s beneficiary will be entitled to the benefits under the severance compensation agreement as if the Company issued the executive a notice of termination 30 days after the change in control. If an executive is terminated for “cause” or voluntarily quits other than for “good reason for resignation” (as such terms are defined in the agreements), he or she is entitled to receive a lump sum payment equal to his or her salary and benefits accrued through the termination date. If an executive is terminated due to disability, he or she is entitled to receive the benefits determined in accordance with our pension program (for pension-eligible employees) or benefits program (for non-pension-eligible employees) and insurance program in effect immediately prior to the change in control or the benefits in effect at the time they are paid (whichever is greater). Each severance compensation agreement’s term ends December 31st of the year in which it was executed, subject to automatic one-year extensions unless either the executive or our Executive Compensation Committee notifies the other of its desire not to extend. In order to receive the benefits under the severance compensation agreements, each executive that is terminated following a change in control must agree not to compete with Company from the date of termination of employment with the Company until the first anniversary thereof. In consideration of this agreement not to compete, the executive receives a payment equal to the greater of his or her annual base salary payable immediately prior to the date of termination and his or her annual base salary payable immediately prior to the change in control, plus the amount of his or her actual annual cash incentive award for the year preceding the change in control date. The severance payment will also be offset by the non-competition payment.

For purposes of the severance compensation agreements and the SPP, “change in control” means the occurrence of any of the following events:

•	Any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the direct or indirect beneficial owner of 20% or more of the combined voting power of our then-outstanding voting securities (other than as a result of an issuance of securities approved by Continuing Directors (as defined below) or open-market purchases approved by Continuing Directors at the time of purchase), unless (in the case of beneficial ownership that does not exceed 30% of such voting securities) at least two-thirds of Continuing Directors determine that such event does not constitute a “change in control”;

•	As a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), contested election of Directors or a combination thereof, the Continuing Directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s); or

•	Our shareholders approve a Business Combination (unless (a) all or substantially all of our outstanding voting securities’ beneficial owners immediately prior to the Business Combination own more than 60% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors resulting from the Business Combination (with no one person owning more than 30%), in substantially the same proportions as immediately before the Business Combination and (b) at least a majority of the post-Business Combination directors are Continuing Directors).

For purposes of the SPP and the severance compensation agreements, “Continuing Director” means each of our Directors, (A) who was a member of our Board of Directors prior to December 13, 2007 (in the case of the SPP), December 15, 2006 (in the case of severance compensation agreements executed prior to December 2011), December 7, 2011 (in the case of severance compensation agreements executed between December 2011 and December 2015) or January 12, 2015 (in the case of severance compensation agreements that are executed commencing in 2016) (collectively, the “Continuing Directors”) or (B) whose subsequent election (or nomination) to our Board was recommended or approved by a majority of the Continuing Directors.

In the event of a hypothetical occurrence of both a change in control and a concurrent termination of a named executive officer termination in accordance with such officer’s severance compensation agreement (and assuming these events took place on December 31, 2015, with the closing market price of our Common Stock at $56.01 per share as of that date), each named executive officer would be entitled to the following estimated payments and accelerated vesting:

	Luther C. Kissam IV	Scott A. Tozier	Karen G. Narwold	Matthew K. Juneau	Susan M. Kelliher
Lump-sum severance payment(1)	$2,010,400	$838,000	$681,000	$775,000	$759,000
Tax gross-up(2)	N/A	N/A	N/A	N/A	N/A
Accelerated value(s) of equity compensation(3)	—	—	—	—	—
Accelerated value(s) for performance units(4)	6,668,943	1,446,514	1,060,325	991,881	833,653
Elimination of offsets under SERP	204,397	N/A	N/A	N/A	N/A
Counseling and other insurance benefits(5)	73,472	79,268	79,268	81,788	79,268
Non-competition agreement(6)	1,517,600	930,000	815,000	585,000	585,000
Total	$10,474,812	$3,293,782	$2,635,593	$2,433,669	$2,256,921

(1)	As described above, upon termination following a change in control, the named executive officer would be entitled to a lump-sum severance payment equal to two times annual base compensation and target annual variable compensation (except that Mr. Kissam would be entitled to two times annual base compensation and the higher of target and actual annual variable compensation), reduced by the non-competition payment amount, each as described above. The amount shown in the table is the final amount, which has already been lowered by the non-competition payment amount (also shown in the table).
(2)	We provide no employees with excise tax gross-ups for change of control payments, having eliminated the last of these grandfathered gross-ups for Mr. Kissam in early 2015.
(3)	Upon a change in control, all unvested stock options and RSUs held by a participant under our incentive compensation programs will immediately vest and be non-forfeitable.
(4)	Upon a change in control,

(i)	any earned but unvested performance units will become vested and non-forfeitable and paid to the named executive officer on the change in control date;

(ii)	that portion of the unearned performance units described in clauses (iii), (iv) and (v) below will become vested and non-forfeitable and paid to the named executive officer on the change in control date;

(iii)	the number of the 2014 performance units to be vested and paid in accordance with clause (ii) above will equal the greater of: (A) the target number of performance units granted to a named executive officer; and (B) a number of performance units based on our actual performance against the performance criteria for the performance units for that portion of the performance period elapsed, up to the end of the most recently completed calendar quarter prior to the change in control date and based on target performance during the balance of such performance period.

(iv)

the number of the 2014 performance-based restricted stock units to be vested and paid in accordance with clause (ii) above will equal the greater of: (A) 50% of the target number of performance units granted (whereas target performance is equal to 100%) to a named executive officer; and (B) a number of performance-based restricted stock units based on our actual performance against the performance criteria for the performance-based restricted stock units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the change in control date and based on target performance during the balance of such performance period.

(v)	the number of the 2014 and 2015 TSR performance units to be vested and paid in accordance with clause (ii) above will equal the target number of performance units granted to a named executive officer.

(5)	This amount includes outplacement counseling and financial counseling, in each case not to exceed $25,000 ($10,000 for Mr. Kissam). The value of the medical benefits continuation is for (a) two years post-termination for Mr. Kissam and (b) 18 months post-termination for Messrs. Tozier and Juneau and Mses. Narwold and Kelliher.
(6)	The executive will receive a lump-sum non-competition payment at their termination of employment in return for an agreement not to compete for a one-year period post-termination, as described above.

Equity Compensation Plan Information

The following table presents information as of December 31, 2015, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity Compensation Plans
Approved by Shareholders(3)
2008 Incentive Plan	2,283,003	(4)	$48.74	2,622,398
2013 Stock Plan for Non-Employee Directors(5)	—		—	451,466

Total	2,283,003		$48.74	3,073,864

(1)	There are no outstanding warrants or rights, and these amounts exclude restricted stock.
(2)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(3)	We have no equity compensation plans that are not shareholder-approved.
(4)	Amount includes 21,476 units, 272,891 units and 202,838 units of the 2013, 2014 and 2015 Performance Unit Awards at Target, respectively.
(5)	The 2013 Directors Plan (defined below) provides for the grant of shares of stock to each of our non-employee Directors, with a 500,000-share maximum aggregate number of shares of Common Stock that may be issued.

PROPOSAL 1 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

Shareholders have an opportunity to cast an advisory vote on compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as “Say-on-Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2015 executive compensation program. At our 2011 Annual Meeting, a majority of our shareholders voted to annually advise us on a Say-on-Pay proposal, and the Board of Directors determined that the Company will hold an annual shareholder advisory vote on executive compensation. This non-binding, advisory vote on the frequency of Say-on-Pay must be held at least every six years.

Our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 4 of this Proxy Statement. The Executive Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked to the creation of long-term growth, sustained shareholder value and individual and corporate performance, and are competitive with peer companies of similar size, value and complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2015, the Executive Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk-taking.

At our 2015 annual meeting of shareholders, we conducted our advisory vote on executive compensation, or say-on-pay vote, regarding our 2014 executive compensation program. Approximately 66% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. In response, we executed an extensive outreach effort with our largest shareholders, discussed their concerns and made changes to our executive compensation programs that we believe further align our compensation program with our business strategy and our shareholders’ interests. See “Aligning our Incentives with our Strategy and Shareholder Interests”, beginning on page 4 of this Proxy Statement, for more information as to significant changes and updates that the Executive Compensation Committee has made that we believe address many of the comments we received during our outreach effort.

The Executive Compensation Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. However, neither the approval nor the disapproval of this resolution will be binding on the Board of Directors or the Company nor construed as overruling a decision by the Board of Directors or the Company. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board of Directors or the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:

“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

GOVERNANCE MATTERS

Our Board of Directors and management periodically review our Corporate Governance Guidelines and other corporate governance policies, principles and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices.

Our Corporate Governance Guidelines, including Director independence standards, our Code of Business Conduct and the charters of our Audit & Finance, Executive Compensation, Nominating & Governance and Health, Safety & Environment Committees are available on our Internet website at www.albemarle.com (See Investors/Corporate Governance) and are available in print to any shareholder upon request by contacting our Investor Relations department.

Director Independence

The Board of Directors has determined that Directors Hernandez, Maine, Masters, Nokes, O’Brien, Perry, Sherman, Steiner, Taggart and Wolff are “independent” Directors within the NYSE listing standards and the independence standards of our Corporate Governance Guidelines.

In order for a Director to be considered “independent” by the Board of Directors, he or she must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence, and (ii) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the Director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board of Directors’ approval, and may hold special meetings between scheduled meetings when appropriate. During 2015, the Board of Directors held five meetings. Each of the Directors attended over 75% of the aggregate of (i) the total number of meetings of all Committees of the Board of Directors on which the Director then served, and (ii) the total number of meetings of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and Chief Executive Officer (“CEO”). Mr. Nokes serves as our Non-executive Chairman of the Board (the “NEC”). Given our current circumstances and operating strategies, we believe having a separate independent Chairman of the Board of Directors and CEO is the appropriate structure for our shareholders and us. The Company benefits from this structure by drawing on the leadership experience of our NEC, Mr. Nokes, and the strategic vision of our CEO, Mr. Kissam.

As part of our annual corporate governance and succession planning review, the Nominating & Governance Committee and the Board of Directors evaluates our board leadership structure to ensure that the structure in place is appropriate for the Company at the time. The Board of Directors recognizes that there may be circumstances in the future that would lead it to, again, combine the offices of Chairman of the Board of Directors and CEO, which would include electing a Lead Independent Director.

Our Corporate Governance Guidelines provide for either structure by including a description of the responsibilities for both an NEC and a Lead Independent Director in Annexes B and A thereof, respectively.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight, with general oversight delegated to the Audit & Finance Committee. To assist the Board of Directors and the Audit & Finance Committee with that responsibility, management established an Enterprise Risk Management (“ERM”) process that is led by Scott Tozier, Senior Vice President, Chief Financial Officer (“CFO”), and our Chief Risk and Compliance Officer, and managed by the Company’s ERM Committee, with cross functional representation by senior Company leaders worldwide. The ERM Committee meets quarterly to identify, discuss and assess Company-wide risks and develop action plans to mitigate those risks categorized as having the largest potential financial, reputational and/or health, safety or environmental impacts – all of which are included in an ERM quarterly report. The CFO and Chief Risk and Compliance Officer regularly report to the Audit & Finance Committee, generally highlighting those risks identified as the most significant, reviewing the Company’s methods of risk assessment and risk mitigation strategies, and updating the Audit & Finance Committee on issues the ERM Committee has identified as possible emerging risks.

The Audit & Finance Committee reports to the full Board of Directors on, among other matters, risk oversight. Additionally, the Board of Directors receives a copy of the ERM Committee’s quarterly reports and a detailed annual report from the Chief Risk and Compliance Officer in which the Company identifies its risk areas and oversight responsibility. The Board of Directors also engages in periodic discussions with the CFO, Chief Risk and Compliance Officer and other members of the ERM Committee, as appropriate.

While the Audit & Finance Committee is responsible for, among other matters, general ERM, the full Board of Directors and each of the other standing Board Committees considers risks within their area of responsibility. The Board of Directors oversees corporate strategy, business development, capital structure, market exposure, intellectual property, legal and country-specific risks. The Executive Compensation Committee considers human resources risks and potential risks relating to our employee (including executive) compensation programs. See the “Compensation Risk Assessment” on page 29. The Nominating & Governance Committee considers governance risks. The Health, Safety & Environment Committee considers the effectiveness of our health, safety and environmental protection programs and initiatives. The Health, Safety & Environment Committee also assists the Board of Directors with oversight of matters related to the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products. Each of the Committees regularly reports to the Board of Directors.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the Committee level, with ultimate oversight by the full Board of Directors.

Meetings of Non-Management Directors

Executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled meetings of the full Board of Directors during 2015. Mr. Nokes, as NEC, presided at the executive sessions of the non-management Directors held during the year. Shareholders and other interested persons may contact the Chair of the Nominating & Governance Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers about this Proxy Statement and the Meeting,” “Q21 — How do I communicate with the Board of Directors?” on page 70.

Stock Ownership Requirements

Under our policy for stock ownership by non-employee Directors, all non-employee Directors are expected to achieve ownership of Common Stock, after five years of service as a Director, equal to the lesser of (i) 5,000 shares (including phantom shares) and (ii) shares with a market value equal to five times the annual cash retainer for non-management Directors. All of our non-employee Director nominees with at least five years of service satisfy these stock ownership requirements.

The Company’s insider trading policy prohibits, among other things, Directors, officers and employees from hedging, short selling or pledging the Company’s shares. In addition, to further align our Directors with the interests of our shareholders, our insider trading policy provides for purchases and sales of our stock by Directors only during the 30-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel or her designee, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements.

Director Continuing Education

We encourage Directors to periodically attend director continuing education programs. Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs.

Attendance at Annual Meeting

We expect all Directors to attend the annual meeting of shareholders each year. All Directors attended the 2015 Annual Meeting.

Committees of the Board of Directors; Assignments and Meetings

The Board of Directors maintains the following four standing Committees: Audit & Finance, Executive Compensation, Nominating & Governance and Health Safety & Environment. In addition, the Board of Directors maintains an Executive Committee, composed of Messrs. Nokes and Kissam. During fiscal year 2015, the standing Committees held the following number of meetings: Audit & Finance Committee, eight; Executive Compensation Committee, five; Nominating & Governance Committee, three; and Health Safety & Environment, four. No Director attended fewer than 75% of the meetings of the Committees on which the Director then served. During fiscal year 2015, the Executive Committee did not meet.

Additionally, the Board of Directors determined that all of the members of the standing Committees are “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines. See “Director Independence” on page 45.

The following table lists our current Directors and their Committee assignments as of the March 11, 2016 record date.

	Audit & Finance Committee	Executive Compensation Committee	Nominating & Governance Committee	Health, Safety & Environment Committee

Management Director

Luther C. Kissam IV

Independent Directors

William H. Hernandez	▲

Douglas L. Maine	☐		☐

J. Kent Masters		☐

Jim W. Nokes			☐

James J. O’Brien	☐		▲

Barry W. Perry				▲

John Sherman Jr.		▲

Gerald A. Steiner				☐

Harriett Tee Taggart		☐

Alejandro Wolff				☐

▲  Chair    ☐  Member

Audit & Finance Committee

The Audit & Finance Committee is a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties of the Audit & Finance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Audit and Finance Committee). The Board of Directors has determined that all Audit & Finance Committee members, as required by SEC regulations and NYSE rules, are financially literate, and at least one member of the Audit & Finance Committee has accounting or related financial management expertise, as interpreted by the Board of Directors. The Board of Directors has also determined that each of Messrs. Hernandez, O’Brien and Maine is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Please also see the “Audit & Finance Committee Report” on page 62.

Executive Compensation Committee

The duties of the Executive Compensation Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Executive Compensation Committee).

The Executive Compensation Committee’s primary role is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this Proxy Statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance (and determining the compensation) of the CEO and approving the compensation structure for senior management and other key employees.

The Executive Compensation Committee also approves cash incentive awards and compensation packages of certain executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock, restricted stock units and cash incentive awards under the Plan.

The Executive Compensation Committee reviews and approves the performance, compensation and annual performance goals of the CEO with input from all independent Directors and the CEO’s self-evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers based upon the evaluation and recommendation of the CEO. The Executive Compensation Committee periodically meets with members of senior management in order to assess progress toward meeting long-term objectives. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 4.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and has retained PM as the Executive Compensation Committee’s outside independent compensation consulting firm. PM is a nationally recognized executive compensation consultant and the Executive Compensation Committee has retained it to provide information concerning compensation paid by competitors and members of our Peer Group and to assist in designing executive compensation plans. No member of the Executive Compensation Committee or the management of the Company is, or has been, affiliated with PM. For additional information with respect to the Executive Compensation Committee and PM, please see “Compensation Discussion and Analysis” beginning on page 4.

Independence of the Executive Compensation Consultant

The Executive Compensation Committee has concluded that its compensation consultant, PM, is independent and does not have a conflict of interest in its engagement by the Executive Compensation Committee. In making this conclusion, the Executive Compensation Committee considered the following factors confirmed to the committee by the compensation consultant:

•	Other than a modest amount of work in support of the Company’s integration of compensation and pay structures in light of the Rockwood transaction in 2015, PM provides no other services to the Company; it provides only executive and Director compensation advisory services to the Executive Compensation Committee;

•	The ratio of PM’s fees from the Company to PM’s total revenue over the last 12 months is less than 1%;

•	PM maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

•	None of the individuals on the PM team assigned to the Company has any business or personal relationship with members of the Executive Compensation Committee outside of the engagement;

•	Neither the individuals on the PM team assigned to the Company, nor to our knowledge, PM, has any business or personal relationship with any of our executive officers outside of the engagement; and

•	None of the individuals on the PM team assigned to the engagement maintains any direct individual position in our stock.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Executive Compensation Committee related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Executive Compensation Committee.

Nominating & Governance Committee

The duties of the Nominating & Governance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Nominating and Governance Committee).

The Nominating & Governance Committee assists the Board of Directors on all matters relating to the selection, qualification (including determinations of “independence”) and compensation of members of the Board of Directors, as well as matters relating to the duties of the members of the Board of Directors and the annual evaluation of the Board of Directors’ performance and processes. The Nominating & Governance Committee also assists the Board of Directors with oversight of corporate governance.

The Nominating & Governance Committee identifies Director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including professional search firms.

Director Candidate Recommendations and Nominations by Shareholders.

Shareholders should submit any such recommendations to the Nominating & Governance Committee through the method described in “Questions and Answers About This Proxy Statement and the Meeting,” “Q21 – How do I communicate with the Board of Directors?” on page 70. In addition, in accordance with our Bylaws, any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 70. Copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company.

Nominating & Governance Committee Process for Identifying and Evaluating Director Candidates.

The Nominating & Governance Committee identifies and evaluates all Director candidates in accordance with the Director qualification standards described in the Corporate Governance Guidelines. The Board of Directors as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets. The Nominating & Governance Committee reviews its effectiveness in balancing these considerations through ongoing consideration of Directors and nominees, as well as the Nominating & Governance Committee’s annual self-evaluation process.

The Nominating & Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual members of the Board of Directors as well as the background and expertise of the Board of Directors as a whole. The Nominating & Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit & Finance Committee expertise and the evaluation of other prospective nominees.

In addition, the Nominating & Governance Committee will evaluate a candidate’s background and expertise in the context of the Board of Directors’ needs. The Committee maintains a list of general criteria for the nomination of Director candidates, which incorporates the skills, qualities and experiences deemed most important to the successful governance of the Company. The Nominating & Governance Committee periodically reviews this list to determine if there are new skills, qualities and/or experiences that ought to be considered. At the same time, it evaluates the skills and performance of existing Directors to assess the future needs of the Board of Directors (upon the retirement of Directors or otherwise). When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.

When considering a Director standing for re-election, in addition to the attributes described above, the Nominating & Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After completing potential Director nominees’ evaluations, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation of the Nominating & Governance Committee. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for Director based upon the source from which the individual was first identified, including whether a candidate is recommended by a shareholder.

The Nominating & Governance Committee did not receive any Board of Director recommendations from any shareholders in connection with the Meeting.

Health, Safety & Environment Committee

The duties of the Health, Safety & Environment Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Health, Safety and Environment Committee).

The Health, Safety & Environment Committee assists the Board of Directors in fulfilling its oversight responsibilities in assessing the effectiveness of our health, safety and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit & Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit & Finance Committee or the disinterested members of the Board of Directors approves or ratifies such transaction in accordance with the guidelines set forth in the policy, if the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the transaction involves compensation approved by our Executive Compensation Committee.

In the event our management determines to recommend a related person transaction, such transaction must be presented to the Audit & Finance Committee for approval. After review, the Audit & Finance Committee will approve or disapprove such transaction and at each subsequently scheduled Audit & Finance Committee meeting, our management will update the Audit & Finance Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our CEO or the CFO, determines that it is not practicable or desirable for us to wait until the next Audit & Finance Committee meeting to review a proposed related person transaction, the Chair of the Audit & Finance Committee has delegated authority to act on behalf of the Audit & Finance Committee. The Audit & Finance Committee (or its Chair) approves only those related person transactions that it determines in good faith to be in, or not inconsistent with, our best interests and the best interests of our shareholders and which is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of Common Stock, the Audit & Finance Committee has pre-approved the repurchase of shares of Common Stock from related persons, provided that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to us than those that could be obtained in arm’s length dealings with an unrelated third party.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit & Finance Committee may rely upon Item 404 of Regulation S-K.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a Director or executive officer of the Company or a nominee to become a Director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, executive officer, nominee or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such Director, executive officer, nominee or more than 5% beneficial owner, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Audit & Finance Committee was not presented with, and the Company did not participate in any related person transactions in 2015.

DIRECTOR COMPENSATION

In 2015, non-employee Directors received an annual retainer fee that was paid quarterly and an additional amount of cash compensation based on their service as NEC or a chairperson of a Committee (prorated for less than full year service, if applicable). The amounts payable with respect to each of such roles were the following:

Annually
NEC	$100,000
Retainer Fee	100,000
Audit & Finance Committee Chair Fee	20,000
Executive Compensation Committee Chair Fee	15,000
Health, Safety & Environment Committee Chair Fee	10,000
Nominating & Governance Committee Chair Fee	10,000

In addition, in accordance with the 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors of Albemarle Corporation (the “2013 Directors Plan”), non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee of $100,000 divided by the closing price per share of Common Stock on July 1, 2015, which was $54.46. The number of shares granted was rounded up to the nearest 25-share increment. We also reimbursed each of our non-employee Directors for reasonable travel expenses incurred in connection with attending Board of Directors and Committee meetings. Mr. Kissam was not paid separately for his service on the Board of Directors.

The following table presents information relating to total compensation of the Directors for the fiscal year ended December 31, 2015, excluding Mr. Kissam who does not receive compensation from the Company in his capacity as a Director.

	Cash	Stock	All Other
Name	Compensation(2)	Awards(3)	Compensation(4)	Total
William H. Hernandez	$120,000	$100,751	$2,500	$223,251
Joseph M. Mahady(1)	50,000	—	2,500	52,500
Douglas L. Maine(1)	96,944	144,223	2,500	243,667
J. Kent Masters(1)	96,944	144,223	2,500	243,667
Jim W. Nokes	200,000	100,751	2,500	303,251
James J. O’Brien	110,000	100,751	2,500	213,251
Barry W. Perry	110,000	100,751	2,500	213,251
John Sherman Jr.	115,000	100,751	2,500	218,251
Gerald A. Steiner	100,000	100,751	2,500	203,251
Harriett Tee Taggart	100,000	100,751	2,500	203,251
Anne Marie Whittemore(1)	61,000	—	2,500	63,500
Alejandro Wolff(1)	96,944	144,223	2,500	243,667

(1)	Joseph M. Mahady and Anne Marie Whittemore retired as Directors upon the closing of the Rockwood merger on January 12, 2015. Douglas L. Maine, J. Kent Masters and Alejandro Wolff were elected as Directors upon the closing of the Rockwood merger on January 12, 2015.
(2)	Amounts shown include fees that have been deferred at the election of the Director under the 2013 Directors Plan and, as applicable, its predecessor deferred compensation plans.
(3)

Amounts shown represent the aggregate grant date fair value of stock awards recognized in fiscal year 2015 in accordance with FASB ASC Topic 718. Each non-employee Director received 1,850 shares of Common Stock (some of which were deferred by certain Directors) for service as a Director in July 2015. In accordance with the 2013 Directors Plan, non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee divided by the closing price per share of Common Stock on July 1, 2015, which was $54.46, rounded up to the nearest 25-share increment. Messrs. Maine, Masters and Wolff also received partial-year grants of 800 shares of Common Stock on March 10, 2015, equal to the amount of their partial-year director fee divided by the $59.70 closing price per share of Common Stock on their January 12, 2015 election date, rounded up to the nearest 25-share increment. The amounts set forth above reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the non-employee Directors. All of the shares granted pursuant to the 2013 Directors Plan will not vest until the first anniversary of their grant date.
(4)	Amounts in this column represent the maximum amount of matching contributions by the Company that each non-employee Director was eligible to designate for charitable donations to eligible organizations as part of our overall support of charitable organizations under our matching gift program for the Board of Directors.

2013 Directors Plan

The 2013 Directors Plan provides for the grant of shares of Common Stock to each non-employee Director (each, a “participant”) of the Company. In the event of a change in capital, shares of capital stock or any special distribution to our shareholders, the administrator of the 2013 Directors Plan will make equitable adjustments in the number of shares of Common Stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Directors Plan is 500,000 shares.

Our General Counsel administers the 2013 Directors Plan. The General Counsel interprets all provisions of the 2013 Directors Plan, establishes administrative regulations to further the purpose of the 2013 Directors Plan and takes any other action necessary for the proper operation of the 2013 Directors Plan. The General Counsel has discretionary authority to increase the amount of shares of Common Stock issued to each participant during the calendar year, subject to a $150,000 limitation on the value of the shares to be issued to any participant in any calendar year. All decisions and acts of the General Counsel are final and binding. Our General Counsel may amend, suspend or terminate the 2013 Directors Plan, but no such amendment can (i) increase the number of shares of Common Stock that may be granted to any participant (except as described above) or (ii) increase the total number of shares of Common Stock that may be granted under the 2013 Directors Plan. Any amendment of the 2013 Directors Plan must comply with applicable rules of the NYSE.

Deferred Compensation

Under the 2013 Directors Plan, non-employee Directors may defer, in 10% increments, all or part of their retainer fee and/or chair fees into a deferred cash account and may defer, in 10% increments, all or part of their stock compensation into a deferred phantom stock account. Fees deferred, in whole or in part, into a phantom stock account are recorded by the Company as phantom shares. Deferred cash accounts and phantom stock accounts are unfunded and maintained for record-keeping purposes only.

Distributions under the 2013 Directors Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years. Deferred cash account amounts are paid in the form of cash and deferred phantom stock account amounts are paid in whole shares of Common Stock. Unless otherwise elected by the participant as permitted under the 2013 Directors Plan, distributions will begin on the February 15th following the earlier of the participant’s turning 65 years old or ending his or her tenure as a Company Director. For 2015, Messrs. Hernandez, O’Brien, Perry, Steiner and Wolff each elected to defer all of their stock compensation into their respective deferred phantom stock accounts.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of March 11, 2016, of more than 5% of the issued and outstanding shares of our common stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class*
Capital Resource Global Investors 333 South Hope Street Los Angeles, California 90071	13,711,857	(1)	12.2%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,294,726	(2)	9.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	8,544,353	(3)	7.6%

Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	8,176,843	(4)	7.3%

TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. 730 Third Avenue New York, New York 10017	6,911,970	(5)	6.2%

State Street Corp. One Lincoln Street Boston, Massachusetts 02111	6,344,369	(5)	5.6%

*	Calculated based upon 112,296,850 shares of Common Stock outstanding as of March 11, 2016.
(1)	Based solely on the information contained in the Schedule 13G Amendment filed by Capital Resource Global Investors with the SEC on February 16, 2016.
(2)	Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. with the SEC on January 25, 2016.
(3)	Based solely on the information contained in the Schedule 13G Amendment filed by The Vanguard Group with the SEC on February 10, 2016.
(4)	Based solely on the information contained in the Schedule 13G Amendment filed by Franklin Resources, Inc. with the SEC on February 3, 2016.
(5)	Based solely on the information contained in the Schedule 13G filed by TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc. with the SEC on February 10, 2016.
(6)	Based solely on the information contained in the Schedule 13G filed by State Street Corp. with the SEC on February 12, 2016.

Directors and Executive Officers

The following table sets forth as of March 11, 2016, the beneficial ownership of Common Stock by each Director of the Company, the named executive officers listed in the Summary Compensation Table, and all Directors and executive officers of the Company as a group. The business address for matters related to the Company for each of our directors, director nominees and named executive officers is 451 Florida Street, Baton Rouge, Louisiana 70801.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power(1)	Albemarle Savings Plan Holdings	Number of Shares with Shared Voting and Investment Power		Total Number of Beneficially Owned Shares	% of Class*		Phantom Shares Without Voting or Investment Power(2)
William H. Hernandez	5,000	—	—		5,000		*	7,733
Matthew K. Juneau	49,067	11,721	—		60,788		*	—
Luther C. Kissam IV	445,463	7,921	—		453,384		*	—
Douglas L. Maine(3)	30,800	—	—		30,800		*	—
J. Kent Masters(3)	9,304	—	—		9,304		*	—
Karen G. Narwold	79,633	508	—		80,141		*	—
Jim W. Nokes	13,811	—	—		13,811		*	—
James J. O’Brien	5,000	—	—		5,000		*	5,739
Barry W. Perry	—	—	—		—		*	9,908
John Sherman Jr.	14,525	—	—		14,525		*	10,776
Gerald A. Steiner	1,000	—	—		1,000		*	4,994
Harriett Tee Taggart	12,436	—	12,436	(4)	12,436		*	—
Scott A. Tozier	73,658	1,497	—		75,155		*	—
Susan M. Kelliher	18,733	228	—		18,961		*	—
Alejandro Wolff(3)	779	—	—		779		*	2,681
Directors and executive officers as a group (16 persons)	768,969	31,002	12,436		799,971		*	41,831

*	Indicates beneficial ownership of less than 1% of Common Stock. Calculated based upon 112,296,850 shares of Common Stock outstanding as of March 11, 2016 and assuming conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.
(1)	The amounts in this column include shares of Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 11, 2016: Mr. Kissam: 262,463 shares; Mr. Juneau: 35,533 shares; Mr. Tozier: 44,993 shares; Ms. Narwold: 58,120 shares; and Ms. Kelliher: 12,533 shares.
(2)	The amounts in this column reflect phantom shares held in the deferred stock account of each person and represent an equivalent number of shares of Common Stock. Although such shares are not “beneficially owned” as defined under SEC rules, we believe that inclusion of such shares gives our shareholders important additional information regarding the share holdings of our Directors.
(3)	Douglas L. Maine, J. Kent Masters and Alejandro Wolff were elected as Directors upon the closing of the Rockwood merger on January 12, 2015.
(4)	Shares held jointly with spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the forms required by Section 16(a) of the Exchange Act furnished to us, we believe that our officers, Directors and beneficial owners of greater than 10% of Common Stock were compliant with all applicable filing requirements in 2015.

PROPOSAL 2 – ELECTION OF DIRECTORS

The Board of Directors, upon unanimous recommendation of the Nominating & Governance Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the Meeting. Each of the nominees: (i) is currently a member of the Board of Directors, (ii) has been nominated for election at the Meeting to hold office until the 2017 Annual Meeting or, if earlier, the election or appointment of his/her respective successor, and (iii) has consented to being named as such and to serve as such if elected. The proxies submitted for the Meeting cannot be voted for more than eleven nominees.

On July 15, 2014, the Company and Rockwood Holdings, Inc. (“Rockwood”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company acquired Rockwood on January 12, 2015. Pursuant to the Merger Agreement, the Company agreed to appoint three individuals designated by Rockwood to the Company’s Board of Directors. Rockwood designated Douglas L. Maine, J. Kent Masters and Alejandro D. Wolff (the “Rockwood Designees”). The Company also agreed that each of the Rockwood Designees would be nominated for election to the Board of Directors at the Company’s 2015 Annual Meeting to serve until the Meeting. Further, so long as any Rockwood Designees continues to serve on the Board of Directors, until the Meeting, at least one member of each committee of the Board of Directors was required to be a Rockwood Designee.

Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2017 Annual Meeting or until his or her earlier resignation, replacement or removal.

Each nominee is listed below with information (as of the March 11, 2016 record date) concerning age, principal occupation, employment and directorships during the past five years and positions with the Company, if applicable, and the year in which he or she first became a Director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to his or her nomination as a Director, in light of the Company’s business and governance structure.

Jim W. Nokes; age 69; Director since 2009; Non-executive Chairman of the Board of Directors since February 2012; retired, having previously served until April 2006 as Executive Vice President of Refining, Marketing, Supply and Transportation of ConocoPhillips, an international, integrated energy company. Other directorship: Tesoro Corporation (independent refiner and marketer of petroleum products) since January 2007. Through Mr. Nokes’ experience at ConocoPhillips, he gained trading and risk management skills and operational experience. In addition, having been an executive of the company during the merger of Phillips Petroleum Co. and Conoco Inc., he gained unique experience in mergers and acquisitions that aids the Board of Directors in evaluating and directing the Company’s future.

William H. Hernandez; age 67; Director since 2011; retired, having previously served as Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc., a global manufacturer of coatings and specialty products, from 1995 to 2010. Other directorships: Northrop Grumman Corporation (leading global security company) since September 2013; Black Box Corporation (provider of network infrastructure services) since December 2009; USG Corporation (manufacturer and distributor of building materials) since September 2009; and Eastman Kodak Company (provider of imaging technology products and services to the photographic and graphic communications markets) from 2002 to 2013. Mr. Hernandez brings to the Board of Directors broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls and economics, all of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other public companies, he has gained additional experience in risk management and corporate governance.

Luther C. Kissam IV; age 51; Director since November 2011; Chief Executive Officer of the Company since September 2011; and President and Chief Executive Officer of the Company since May 2013. Mr. Kissam served as our President from March 2010 through March 2012, our Executive Vice President, Manufacturing, Law and HS&E from May 2009 through March 2010, our Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 through May 2009 and our Vice President, General Counsel and Secretary from October 2003 through December 2007. Before joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Co. (manufacturer and marketer of sweetener and consumer food products), having previously served as Assistant General Counsel of Monsanto Company (provider of agricultural products and solutions). Mr. Kissam’s knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and governing the Company’s future. Through his prior experience and service to the Company, he has developed extensive knowledge in the areas of leadership, global business, corporate finance, safety, risk oversight, mergers and acquisitions, management and corporate governance, each of which provides great value to the Board of Directors.

Douglas L. Maine; age 67; Director since January 2015; having previously served as a director of Rockwood since August 2005. Mr. Maine joined International Business Machines, or IBM (a multinational technology and consulting corporation), in 1998 as Chief Financial Officer following a 20 year career with MCI (a global telecommunications company), where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000, General Manager of IBM’s Consumer Products Industry Division in 2003 and retired in 2005. Other directorships: Orbital ATK, Inc. (formerly known as Alliant Techsystems, Inc., an aerospace, defense, and sporting goods company) since December 2005; and Broadsoft, Inc. (global communication software and service provider) since May 2007. Mr. Maine is audit committee Chairman of both companies’ boards. Mr. Maine was recently appointed to a three-year term on the “Standing Advisory Group” for the Public Company Accounting Oversight Board (PCAOB). Mr. Maine is a Limited Partner and Senior Advisor with Brown Brothers Harriman. Mr. Maine’s prior service on the board of Rockwood and his broad experience in corporate finance, technology and strategic planning is valuable to the Board of Directors.

J. Kent Masters; age 55; Director since January 2015; having previously served as a director of Rockwood since May 2007. Mr. Masters was appointed Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier, in October 2011 and resigned in November 2014 when Foster Wheeler AG was acquired by Amec plc to form Amec Foster Wheeler plc. Prior to joining Foster Wheeler, Mr. Masters was a member of the executive board of Linde AG, a global leader in manufacturing and sales of industrial gases, with responsibility for the Americas, Africa and the South Pacific since 2006. Prior to joining Linde AG, he was a member of the board of directors of BOC Group, plc, a global industrial gas company, which was acquired by Linde AG in 2006. At BOC Group, plc, he served as President, Process Gas Solutions-Americas, from 2002 to 2005, and as Chief Executive, Industrial and Special Products, from 2005 until 2006. Other directorships: Amec Foster Wheeler plc (multinational consultancy, engineering and project management company) since February 2015; Foster Wheeler AG (global engineering and construction contractor and power equipment supplier) from 2011 to 2014; and African Oxygen Limited (distributor of atmospheric gases, welding and safety products) where Mr. Masters served as the non-executive Chairman from 2005 until 2011. Mr. Masters brings to the Board of Directors significant global business experience in various key industries such as engineering and construction, power equipment and industrial gases in addition to his prior service on the board of Rockwood.

James J. O’Brien; age 61; Director since July 2012; retired, having previously served as Chairman of the Board and Chief Executive Officer of Ashland Inc. through December 2014. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc. and Senior Vice President and Group Operating Officer of Ashland Inc. He also served as the President of Valvoline from 1995 to 2001. Other directorships: Wesco International, Inc. (an electronics distribution and services company) since January 2016; Eastman Chemical Company (a specialty chemical company) since February 2016; Humana Inc. (a managed health care company) since April 2006; and Ashland Inc. (global chemical producer) from 2002 to 2014. Mr. O’Brien serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. Mr. O’Brien has extensive knowledge of the chemical industry, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Barry W. Perry; age 69; Director since 2010; retired, having previously served as Chairman and Chief Executive Officer of Engelhard Corporation, a surface and materials science company, from January 2001 to June 2006, prior to which he held various management positions since joining the company in 1993. Other directorships: Arrow Electronics (a global provider of electronics components and enterprise computing solutions) since January 1999 and Ashland Inc. (global chemical producer) since January 2007; and Cookson Group PLC (a leading materials science company operating on a global basis in the ceramics, electronics and precious metals markets) from 2002 to 2011. Mr. Perry’s experience in senior leadership as Chairman and Chief Executive Officer of Engelhard Corporation uniquely positions Mr. Perry to serve on the Board of Directors. Mr. Perry also has over forty years of experience in the plastics/chemical industry. In addition, through his service on the board of directors of other publicly-traded companies, he has developed extensive knowledge in the areas of management, risk oversight and corporate governance.

John Sherman Jr.; age 70; Director since 2003; retired, having previously served as Vice Chairman of Scott & Stringfellow, Inc., a regional brokerage firm, from 2003 through 2006 and as President and Chief Executive Officer of Scott & Stringfellow, Inc. prior thereto. Through his experience as President and Chief Executive Officer of Scott & Stringfellow, Inc., and prior service on the boards of Trigon, Anthem and Blue Healthcare Bank, Mr. Sherman brings to the Board of Directors valuable financial expertise, leadership skills and strategic planning abilities. He also provides extensive risk management knowledge. Mr. Sherman served as Lead Independent Director from April 2010 to February 2012.

Gerald A. Steiner; age 55; Director since 2013; Chief Executive Officer and member of the board of managers of Arvegenix Inc., a renewable fuel development company, since January 2015, having previously served as Executive Vice President, Sustainability and Corporate Affairs of Monsanto Company prior to his retirement in January 2014. Mr. Steiner is a principal of Alta Grow Consulting LLC and the former Chair of the Food and Agriculture Section of the Biotechnology Industry Organization. Mr. Steiner is a past chair of the CropLife International Plant Biotechnology Strategy Council and an Executive Committee member of the Council for Biotechnology Information. Mr. Steiner is the Chairman of The Keystone Center and has been a director since 2004. He is also a founder and board member of the Global Harvest Initiative, a public-private initiative whose mission is to sustainably double agricultural production by 2050 and co-founder of Field to Market, an agricultural sustainability organization. Mr. Steiner brings to the Board of Directors extensive experience, with particular focus on government affairs, global business, strategy and the agricultural industry.

Harriett Tee Taggart; age 67; Director since 2007; consultant, having previously served until December 2006 as a Partner of Wellington Management LLC, an investment management firm.

Ms. Taggart was global sector equity portfolio manager and global industry analyst for the chemicals and related industries at Wellington Management LLC. Other directorships: The Hanover Insurance Group, Inc. (property and casualty insurance company) since February 2009; and a trustee of the Eaton Vance Mutual Fund Complex (a fund complex comprised of 178 funds) since September 2011. Ms. Taggart’s global experience as a senior investment professional and manager and her expertise in fundamental analysis, evaluation of business strategies, financial statements and future prospects is invaluable to the Board of Directors. Her prior service on the board of The Lubrizol Corporation (specialty chemicals producer) and her experience at Wellington Management LLC have given her valuable financial expertise for service on our Board of Directors. In addition, having served on the boards of several publicly-traded companies, she has gained experience in risk oversight, executive compensation and corporate governance matters.

Ambassador Alejandro Wolff; age 59; Director since January 2015; having previously served as a director of Rockwood since August 2013. As U.S. Ambassador to Chile from September 2010 until August 2013, Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. His most recent prior assignment was Ambassador and Deputy Permanent U.S. Representative to the United Nations (2005-2010). Ambassador Wolff retired from the U.S. Department of State in August 2013. Ambassador Wolff also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the Policy Planning Staff (1981-1982), in the Office of Soviet Union Affairs (1988-1989), in the Office of the Under Secretary for Political Affairs (1989-1991), as Deputy Executive Secretary of the Department (1996-1998), and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell (1998-2001). Ambassador Wolff is the recipient of the Department of State’s Distinguished, Superior, and Meritorious Honor Awards. Ambassador Wolff is currently Managing Director of Gryphon Partners LLC (a global advisory firm focused on frontier markets). His prior service on the board of Rockwood and his vast experience in international political, economic and commercial affairs provides valuable expertise for service on our Board of Directors.

Election of each Director requires the affirmative vote of a plurality of the votes cast by the holders of shares represented at the Meeting and entitled to vote. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE FOREGOING NOMINEES.

AUDIT & FINANCE COMMITTEE REPORT

The Audit & Finance Committee of the Board of Directors is composed of three independent Directors and operates under a written charter adopted by the Board of Directors. The Audit & Finance Committee approves the selection of our independent registered public accounting firm.

Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit & Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit & Finance Committee has met privately with management, the internal auditors and PwC, our independent registered public accounting firm, all of whom have unrestricted access to the Audit & Finance Committee.

The Audit & Finance Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.

The Audit & Finance Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit & Finance Committee concerning independence, and has discussed with PwC that firm’s independence from the Company.

The Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and PwC. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PwC to the Audit & Finance Committee, the Audit & Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2015 Annual Report.

The Audit & Finance Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our Quarterly Reports on Form 10Q.

Audit & Finance Committee Pre-Approval Policy

The Audit & Finance Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our CFO has primary responsibility to the Audit & Finance Committee for administration and enforcement of this policy and for reporting noncompliance. Under the policy, the CFO is responsible for presenting to the Audit & Finance Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit & Finance Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit & Finance Committee. The preapproval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of fees paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit & Finance Committee prior to completion of the audit.

Fees Billed by PwC

The Audit & Finance Committee reviews the fees charged by our independent registered public accounting firm. During the fiscal years ended December 31, 2015 and December 31, 2014, PwC billed us the approximate fees set forth below in connection with services rendered by that firm to us.

	2015	2014
Audit Fees	$10,176,578	$2,839,083
Audit-Related Fees	1,088,934	2,027,917
Tax Fees	27,000	—
All Other Fees	9,905	9,905

Total fees	$11,302,417	$4,876,905

Audit Fees

Audit fees include professional services rendered by PwC for the audit of our annual financial statements, including its assessment of our internal control over financial reporting, and the reviews of the financial statements included in our Quarterly Reports on Form 10Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, implementation of new financial and accounting reporting standards and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees include reviews of our employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions and divestitures, consultation on certain financial accounting and reporting standards and other miscellaneous audit-related fees. For the fiscal years ended December 31, 2015 and December 31, 2014, amounts billed to us were primarily related to employee benefit plan audits, due diligence related to mergers, acquisitions, and divestitures and consultation on other audit-related items.

Tax Fees

Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”) and planning, research and advice supporting our efforts to maximize the tax efficiency of our operations (“planning”). For the fiscal year ended December 31, 2015, amounts billed to us were primarily related to tax compliance work. For the fiscal year ended December 31, 2014, there were no payments for tax fees.

All Other Fees

All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations as well as other non-audit related service fees.

THE AUDIT & FINANCE COMMITTEE

William H. Hernandez, Chair
Douglas L. Maine
James O’Brien

March 28, 2016

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee of the Board of Directors has appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2016. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit & Finance Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit & Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they so desire, and will be available to respond to appropriate questions.

Approval of this proposal requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE MEETING

Q1:	Why am I being asked to review this document?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Albemarle. We are providing these proxy materials to you in connection with the Meeting. As a Company shareholder, you are invited to attend the Meeting and are entitled and encouraged to vote on the matters described in this Proxy Statement.

Q2:	Who is entitled to vote?

A:	You may vote all of the shares of our Common Stock that you owned at the close of business on Friday, March 11, 2016, the record date (“Record Date”). On the Record Date, the Company had 112,296,850 shares of Common Stock outstanding and entitled to vote at the Meeting. Each share of Common Stock you held on the Record Date is entitled to one vote.

Q3:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy. Mr. Luther C. Kissam IV and Ms. Karen G. Narwold have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted by the proxy holders in accordance with the instructions provided.

Q4:	What is a voting instruction form?

A:	If you hold your shares of Common Stock in “street name,” you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

Q5:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with rules adopted by the SEC, we may furnish proxy materials (including this Proxy Statement and our Annual Report) to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q6:	How can I access the proxy materials over the Internet?

A:	The Notice, proxy card or voting instruction form will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet and vote your shares; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Q7:	What proposals will be voted on at the Meeting?

A:	There are three proposals to be considered and voted on at the Meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on are as follows:

1.	To approve the non-binding advisory resolution approving the compensation of our named executive officers;

2.	To elect the eleven nominees named in this Proxy Statement to the Board of Directors of the Company, each to serve a one-year term expiring at the earlier of the 2017 Annual Meeting or upon his or her successor being elected and qualified; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

We will also consider other business that properly comes before the Meeting in accordance with Virginia law and our Bylaws.

Q8:	How many shares must be present to hold the Meeting?

A:	In order for the Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or represented by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) pursuant to a signed proxy or voting instruction form that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q9:	What vote is needed to approve the non-binding resolution approving the compensation of our named executive officers?

A:	The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation.

Q10:	What vote is needed to elect Directors?

A:	The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of Directors. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

Q11:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

Q12:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” all of the proposed Director nominees and “FOR” the ratification of the appointment of PwC.

Q13:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, you are considered a shareholder of record with respect to those shares. If you are a shareholder of record, you may vote your shares using any of the following proxy voting alternatives:

•	By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on Monday, May 9, 2016.

•	By Telephone by dialing 1.800.690.6903. Use any touch tone telephone to transmit your proxy instructions up until 11:59 p.m., Eastern Time, on Monday, May 9, 2016.

•	By Mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

•	In Person at the Meeting.

Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision. Whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. If you are a beneficial owner of shares, you should receive a “voting instruction form” from your bank, broker or its nominee that holds those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, telephone or mail – will be superseded by the vote you cast at the Meeting. If your proxy is properly completed and submitted, whether by the Internet, telephone or mail, and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in accordance with the voting instructions that you provide on your proxy card or, if none are provided, then as recommended by our Board of Directors and as set forth in this Proxy Statement. To vote at the Meeting, shareholders that hold shares in “street name” will need to contact the bank, broker or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

Q14:	How will my shares be voted if I sign, date and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?

A:	Shareholders should specify their choice for each matter on the proxy they submit whether by Internet, telephone, mail or voting instruction form. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers, “FOR” the election of all Director nominees and “FOR” the ratification of the appointment of PwC, and, in the discretion of the proxy holders, on any other business proposal which may properly come before the Meeting (the Board of Directors does not presently know of any other such business), with the following two exceptions:

•	Shares of Common Stock held in our Albemarle Corporation Savings Plan (the “Savings Plan”) for which no direction is provided on a properly executed, returned and unrevoked voting instruction form will be voted proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received with respect to such proposals; and

•	Shares of Common Stock held in our Savings Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received.

Q15:	How will my shares be voted if I do not return my proxy or my voting instruction form?

A:	It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name with Wells Fargo, our transfer agent, your shares will only be voted if Wells Fargo receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement (which is explained under “Questions and Answers about this Proxy Statement and the Meeting,” “Q8 — How many shares must be present to hold the Meeting?” on page 66), unless you attend the Meeting to vote them in person.

If you are a shareholder whose shares of Common Stock are held in “street name,” which means that your shares are registered in the name of your bank, broker or other nominee, your bank, broker or other nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker or its nominee. Whether the bank, broker or other nominee may vote your shares depends on the proposals before the Meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in “street name” with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment of PwC as our independent registered public accounting firm.

The rules of the NYSE, however, do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the non-binding advisory resolution regarding the compensation of our named executive officers or (ii) the election of the Director nominees in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are not considered “routine matters.”

Q16:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes and, with respect to the election of Directors, withheld votes, will not be included in the vote totals for the approval of the non-binding advisory resolution approving the compensation of our named executive officers, election of Directors, or ratification of the appointment of PwC and thus will not affect the outcome of the vote for these proposals.

Q17:	What happens if additional matters are presented at the Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Meeting. If you grant a proxy, the proxy holders, Mr. Luther C. Kissam IV and Ms. Karen G. Narwold, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting in accordance with Virginia law and our Bylaws.

Q18:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Meeting. A proxy can be changed or revoked by:

•	Delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or

•	Appearing at the Meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Meeting will not by itself revoke a proxy.

If you are a shareholder whose stock is held in “street name” with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke any voting instructions that you have previously provided on such voting instruction form.

Q19:	Where can I find the results of the Meeting?

A:	We intend to announce preliminary voting results at the Meeting and publish final results through a Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting.

Q20:	Who pays for the solicitation of proxies?

A:

We will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay Alliance approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.

Q21:	How do I communicate with the Board of Directors?

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, Attention: Chair of the Nominating & Governance Committee or by electronic mail at governance@albemarle.com. The Chair of the Nominating & Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chair of the Nominating & Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members and/or (iv) other individuals or entities.

Q22:	How will the Meeting be conducted?

A:	The chairperson of the Meeting (as determined in accordance with our Bylaws) will preside over the Meeting and make any and all determinations regarding the conduct of the Meeting. Please note that seating is limited and will be available on a first-come, first-served basis. Cameras, recording devices and other electronic devices are not permitted at the Meeting. No items will be allowed into the Meeting that might pose a concern for the safety of those attending. Additionally, to attend the Meeting you will need to bring identification and proof sufficient to us that you were a shareholder of record as of the Record Date or that you are a duly authorized representative of a shareholder of record as of the Record Date.

SHAREHOLDER PROPOSALS

Under applicable regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2017 Annual Meeting must present such proposal to our Secretary at our principal office at Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, not later than 120 calendar days before March 28, 2017 (unless the date of the 2017 Annual Meeting is changed by more than 30 days from the one year anniversary date of the 2016 Annual Meeting, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials), in order for the proposal to be considered for inclusion in our 2016 Proxy Statement. We anticipate holding the 2017 Annual Meeting on Tuesday, May 9, 2017.

Our Bylaws provide that for a nomination or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for shareholder action.

To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice to the Secretary must set forth, as to the shareholder giving the notice, the information required pursuant to our Bylaws. The Company may also require shareholders to furnish additional information. The requirements found in our Bylaws are separate from, and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and the 2015 Annual Report are available on our Internet website at www.albemarle.com (See Investors/Financials/Annual Reports). Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy, and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in “street name” should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations, Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801 or by telephoning 225.388.8011.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to be able to access and receive separate proxy cards. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with the Notice and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single copy of the Notice and, if applicable, the proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Notice (and, if applicable, this Proxy Statement or the 2015 Annual Report) by contacting our Investor Relations department as described above. Beneficial owners with the same address who receive more than one copy of the Notice (or, as applicable, of the Proxy Statement and the 2015 Annual Report) may request delivery of a single copy of the Notice (or, as applicable, the Proxy Statement and the 2015 Annual Report) by contacting our Investor Relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Karen G. Narwold, Secretary

***********

Important Notice Regarding the Internet Availability of Proxy Materials for the Meeting to

Be Held on Tuesday, May 10, 2016.

This Proxy Statement and our Annual Report on Form 10-K (the “2015 Annual Report”) are both available free of charge at our website at www.albemarle.com (See Investors/Financials/Annual Reports). The 2015 Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein. Upon request, we will provide shareholders with paper copies of this Proxy Statement and the 2015 Annual Report, without charge. Requests should be directed to our Investor Relations department as described below:

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Investor Relations

Telephone: 225.388.8011

We make available free of charge through our Internet website www.albemarle.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

ALBEMARLE
ALBEMARLE CORPORATION
451 FLORIDA STREET
BATON ROUGE, LOUISIANA 70801
Vote 24 hours a day, 7 days a week!
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2016. Have your proxy card in hand when you access the web site and follow instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE – 1-800-690-6903
Use any touch tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it, in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or Internet, please do not send your proxy by mail.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request copies of these documents.
To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E04168-P73972
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
ALBEMARLE CORPORATION
For Withhold For All
To withhold authority to vote for any individual
All All Except
nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following proposals:
number(s) of the nominee(s) on the line below.
2. To elect the eleven nominees named below to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.
Nominees:
(01) Jim W. Nokes
(02) William H. Hernandez
(03) Luther C. Kissam IV
(04) Douglas L. Maine
(05) J. Kent Masters
(06) James J. O’Brien
(07) Barry W. Perry
(08) John Sherman Jr.
(09) Gerald A. Steiner
(10) Harriett Tee Taggart
(11) Ambassador Alejandro Wolff
For Against Abstain
1. To approve the non-binding advisory resolution approving the compensation of our named executive officers.
3. To ratify the appointment of PricewaterhouseCoopers LLP as Albemarle’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
NOTE: I also authorize my proxies to vote FOR such other business as may properly come before the meeting or any adjournment thereof.
For address changes, please check this box and write them on the back where indicated.
Please indicate if you wish to access annual reports and proxy
Please indicate if you plan to attend this meeting.
solicitation materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to
Yes No receive a proxy card for voting purposes only. Yes No
Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Albemarle Corporation’s Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E04169-P73972
Albemarle Corporation
Proxy for Annual Meeting of Shareholders to be held on Tuesday, May 10, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Luther C. Kissam IV and Karen G. Narwold, or either of them, with full power of substitution in each case, as proxies to vote all shares of the undersigned in Albemarle Corporation at the Annual Meeting of Shareholders to be held May 10, 2016, and at any and all adjournments or postponements thereof.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 1 and 3, and in the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.
Address Changes:
(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side